EXHIBIT (17)(b)(iii)

Annual Report September 30, 2008

EATON VANCE

NATIONAL

MUNICIPALS

FUND

IMPORTANT NOTICES REGARDING PRIVACY,
DELIVERY OF SHAREHOLDER DOCUMENTS,
PORTFOLIO HOLDINGS AND PROXY VOTING

Privacy. The Eaton Vance organization is committed to ensuring your financial privacy. Each of the financial institutions identified below has in effect the following policy (“Privacy Policy”) with respect to nonpublic personal information about its customers:

  Only such information received from you, through application forms or otherwise, and information about your Eaton Vance fund transactions will be collected. This may include information such as name, address, social security number, tax status, account balances and transactions.

  None of such information about you (or former customers) will be disclosed to anyone, except as permitted by law (which includes disclosure to employees necessary to service your account). In the normal course of servicing a customer’s account, Eaton Vance may share information with unaffiliated third parties that perform various required services such as transfer agents, custodians and broker/dealers.

  Policies and procedures (including physical, electronic and procedural safeguards) are in place that are designed to protect the confidentiality of such information.

  We reserve the right to change our Privacy Policy at any time upon proper notification to you. Customers may want to review our Policy periodically for changes by accessing the link on our homepage: www.eatonvance.com.

Our pledge of privacy applies to the following entities within the Eaton Vance organization: the Eaton Vance Family of Funds, Eaton Vance Management, Eaton Vance Investment Counsel, Boston Management and Research, and Eaton Vance Distributors, Inc.

In addition, our Privacy Policy only applies to those Eaton Vance customers who are individuals and who have a direct relationship with us. If a customer’s account (i.e. fund shares) is held in the name of a third-party financial adviser/ broker-dealer, it is likely that only such adviser’s privacy policies apply to the customer. This notice supersedes all previously issued privacy disclosures.

For more information about Eaton Vance’s Privacy Policy, please call 1-800-262-1122.

Delivery of Shareholder Documents. The Securities and Exchange Commission (the “SEC”) permits funds to deliver only one copy of shareholder documents, including prospectuses, proxy statements and shareholder reports, to fund investors with multiple accounts at the same residential or post office box address. This practice is often called “householding” and it helps eliminate duplicate mailings to shareholders.

Eaton Vance, or your financial adviser, may household the mailing of your documents indefinitely unless you instruct Eaton Vance, or your financial adviser, otherwise.

If you would prefer that your Eaton Vance documents not be householded, please contact Eaton Vance at 1-800-262-1122, or contact your financial adviser.

Your instructions that householding not apply to delivery of your Eaton Vance documents will be effective within 30 days of receipt by Eaton Vance or your financial adviser.

Portfolio Holdings. Each Eaton Vance Fund and its underlying Portfolio (if applicable) will file a schedule of its portfolio holdings on Form N-Q with the SEC for the first and third quarters of each fiscal year. The Form N-Q will be available on the Eaton Vance website www.eatonvance.com, by calling Eaton Vance at 1-800-262-1122 or in the EDGAR database on the SEC’s website at www.sec.gov. Form N-Q may also be reviewed and copied at the SEC’s public reference room in Washington, D.C. (call 1-800-732-0330 for information on the operation of the public reference room).

Proxy Voting. From time to time, funds are required to vote proxies related to the securities held by the funds. The Eaton Vance Funds or their underlying Portfolios (if applicable) vote proxies according to a set of policies and procedures approved by the Funds’ and Portfolios’ Boards. You may obtain a description of these policies and procedures and information on how the Funds or Portfolios voted proxies relating to portfolio securities during the most recent 12 month period ended June 30, without charge, upon request, by calling 1-800-262-1122. This description is also available on the SEC’s website at www.sec.gov.

Eaton Vance National Municipals Fund as of September 30, 2008

MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE

The investment objective of Eaton Vance National Municipals Fund (the “Fund”) is to provide current income exempt from regular federal income tax. The Fund primarily invests in investment-grade municipal obligations but may also invest in lower-rated municipal obligations.

Economic and Market Conditions

Economic growth in the third quarter of 2008 retracted 0.3%, down from a positive second quarter growth rate of 2.8%, according to preliminary data released by the U.S. Department of Commerce. Most of the major Gross Domestic Product (GDP) components led to the decline; however, most influential was a sharp downturn in personal consumption expenditures by consumers. While high commodity prices began to mitigate over the quarter, management believes consumers con-tinued to pare costs as they remained cautious of what increasingly has become a weaker economic environment. Rising unemployment levels, now at a five-year high, combined with the fading effect of government economic stimulus checks, have led to constrained personal consumption and overall economic contraction for the quarter. The housing market continues to weigh on the economy, with new home sales continuing to fall and existing home sales beginning to stabilize only as cautious buyers begin to see value in distressed pric-ing. Low home prices continue to pressure consumers and banks, causing increased bank foreclosures and more mark-to-market write downs of mortgage-backed securities at commercial banks and financial institutions.

During the year ended September 30, 2008, the capital markets have experienced historic events resulting in unprecedented volatility. During the second week of September 2008, the federal government took control of federally-chartered mortgage giants Fannie Mae and Freddie Mac. The following week, Lehman Brothers filed for bankruptcy protection and Merrill Lynch was acquired by Bank of America. Later in the month, Goldman Sachs and Morgan Stanley petitioned the Federal Reserve (the “Fed”) to become bank holding companies. These actions, in conjunction with Bear

Stearns’ acquisition by JP Morgan in March 2008, dras-tically redefined the Wall Street landscape. In addition to the independent Wall Street brokerages, the bank-ing sector was shaken by the failure of Washington Mutual and the sale of Wachovia. In the insurance sector, the federal government provided an $85 billion loan to help stabilize American International Group, Inc. (AIG). Finally, the U.S. Congress approved a $700 billion program authorizing the federal government to purchase troubled assets from financial institutions. During the year ended September 30, 2008, the Fed left rates unchanged at its June, August and September 2008 meetings after lowering the Federal Funds rate to 2.0% from 5.25% between August 2007 and May 2008. In addition to its interest rate policy, the Fed has also taken extraordinary action through a variety of innovative lending techniques in an attempt to facilitate an easing of the credit crisis.

Management Discussion

The Fund invests primarily in bonds with stated matur-ities of 10 years or longer at the time of investment, as longer-maturity bonds historically have provided greater tax-exempt income for investors than shorter-maturity bonds.

Relative to its primary benchmark, the Lehman Brothers Municipal Bond Index1 (the “Index”) – a broad-based, unmanaged index of municipal bonds – the Fund underperformed for the year ended September 30, 2008. As a result of an active management style that focuses on income and longer call protection, the Fund generally holds longer-maturity bonds. Management believes that much of the Fund’s underperformance can be attributed to the shift of investors’ capital into shorter-maturity bonds, a result of the broader-based credit crisis that has rattled the fixed-income markets since August 2007. This under-performance was magnified by the Fund’s investment in tender option bonds (TOBs).2 The move to shorter-term investments was originally driven by uncertainty surrounding financial companies’ exposure to subprime mortgage-backed debt but later spread to the municipal market when major municipal bond insurers suffered rating downgrades due to their exposure to mortgage-related structured products.

1It is not possible to invest directly in an Index. The Index’s total return does not reflect expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Index.

2TOBs are a form of investment leverage that create an opportunity for increased income but, at the same time, create special risks (including the likelihood of greater volatility of net asset value).

Past performance is no guarantee of future results.

Fund shares are not insured by the FDIC and are not deposits or other obligations of, or guaranteed by, any depository institution. Shares are subject to investment risks, including possible loss of principal invested.

The views expressed throughout this report are those of the portfolio manager and are current only through the end of the period of the report as stated on the cover. These views are subject to change at any time based upon market or other conditions, and the investment adviser disclaims any responsibility to update such views. These views may not be relied on as investment advice and, because investment decisions for the fund are based on many factors, may not be relied on as an indication of trading intent on behalf of any Eaton Vance fund. Portfolio information provided in the report may not be representative of the Fund’s current or future investments and may change due to active management.

Eaton Vance National Municipals Fund as of September 30, 2008

MANAGEMENT'S DISCUSSION OF FUND PERFORMANCE

The ratio of yields on current coupon AAA-rated insured bonds to the yield on 30-year Treasury bonds was 124.1% as of September 30, 2008, with many indi vidual bonds trading higher than that.1 Management believes that this was the result of dislocation in the fixed-income marketplace caused by fears of the broad er credit crisis, insurance companies’ mark-to-market risks and the decentralized nature of the municipal marketplace. Historically, this is a rare occurrence in the municipal bond market and is generally considered a signal that municipal bonds are significantly undervalued relative to taxable Treasury bonds.

Against this backdrop, management continues to manage all of its municipal funds with the same relative value approach that it has traditionally employed –maintaining a long-term perspective when markets exhibit extreme short-term volatility. We believe this approach has provided excellent long-term benefits to our investors over time.

1 Source: Bloomberg L.P. Yields are a compilation of a representative variety of general obligations and are not necessarily representative of a Fund’s yield.

Eaton Vance National Municipals Fund as of September 30, 2008

PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

The line graph and table set forth below provide information about the Fund’s performance. The line graph compares the performance of Class B of the Fund with that of the Lehman Brothers Municipal Bond Index, an unmanaged index of municipal bonds, and the Lehman Brothers Municipal Bond Long 22+ Index, the long bond component of the Lehman Brothers Municipal Bond Index. The lines on the graph represent the total returns of a hypothetical investment of $10,000 in each of Class B, the Lehman Brothers Municipal Bond Index and the Lehman Brothers Municipal Bond Long 22+ Index. The table includes the total returns of each Class of the Fund at net asset value and maximum public offering price. The performance presented below does not reflect the deduction of taxes, if any, that a shareholder would pay on distributions or redemptions of Fund shares.

Fund Performance[1]		Class A	Class B	Class C	Class I
Share Class Symbol		EANAX	EVHMX	ECHMX	EIHMX
Average Annual Total Returns (at net asset value)
One Year		-17.03%	-17.69%	-17.69%	-16.81%
Five Years		1.48	0.79	0.74	1.72
Ten Years		3.04	2.44	2.26	N.A.
Life of Fund†		5.18	5.38	3.59	3.90
SEC Average Annual Total Returns (including sales charge or applicable CDSC)
One Year		-20.95%	-21.63%	-18.47%	-16.81%
Five Years		0.50	0.47	0.74	1.72
Ten Years		2.54	2.44	2.26	N.A.
Life of Fund†		4.83	5.38	3.59	3.90
† Inception Dates – Class A: 4/5/94; Class B: 12/19/85; Class C: 12/3/93; Class I: 7/1/99

Total Annual
Operating Expenses[2]		Class A	Class B Class C		Class I

Expense Ratio		1.26%	2.01%	2.01%	1.01%

Distribution Rates/Yields		Class A	Class B	Class C	Class I

Distribution Rate[3]		6.03%	5.18%	5.18%	6.30%
Taxable-Equivalent Distribution Rate[3,4]		9.28	7.97	7.97	9.69
SEC 30-day Yield[5]		5.56	5.02	5.02	6.08
Taxable-Equivalent SEC 30-day Yield[4,5]		8.55	7.72	7.72	9.35

Index Performance[6] (Average Annual Total Returns)
	Lehman Brothers		Lehman Brothers Municipal
	Municipal Bond Index		Bond Long 22+ Index
One Year	-1.87%			-9.55%
Five Years	2.84			2.46
Ten Years	4.24			3.95

Lipper Averages[7]
Lipper General Municipal Debt Funds Classification – Average Annual Total Returns
One Year		-4.83%
Five Years		1.73
Ten Years		2.98

Portfolio Manager: Thomas M. Metzold, CFA

Comparison of Change in Value of a $10,000 Investment in Eaton Vance National Municipals Fund Class B vs. the Lehman Brothers Municipal Bond Index and the Lehman Brothers Municipal Bond Long 22+ Index*

*Source: Lipper, Inc. and Morningstar, Inc.

A $10,000 hypothetical investment at net asset value in Class A and Class C on 9/30/98 and Class I on 7/1/99 (commencement of operations), would have been valued at $13,499 ($12,858 at the maximum offering price), $12,507 and $14,251, respectively, on 9/30/08. It is not possible to invest directly in an Index. The Indices’ total returns do not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Indices.

Past performance is no guarantee of future results. Returns are historical and are calculated by determining the percentage change in net asset value or offering price (as applicable) with all distributions reinvested. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Performance is for the stated time period only; due to market volatility, the Fund’s current performance may be lower or higher than the quoted return. For performance as of the most recent month end, please refer to www.eatonvance.com.

1 Average annual total returns do not include the 4.75% maximum sales charge for Class A shares or the applicable contingent deferred sales charges (CDSC) for Class B and Class C shares. If sales charges were deducted, returns would be lower. SEC Average Annual Total Returns for Class A reflect the maximum 4.75% sales charge. SEC Average Annual Total Returns for Class B reflect the applicable CDSC based on the following schedule: 5% - 1st and 2nd years; 4% - 3rd year; 3% - 4th year; 2% - 5th year; 1% - 6th year. SEC Average Annual Total Returns for Class C reflect a 1% CDSC for the first year. Class I shares are not subject to a sales charge. 2 Source: Prospectus dated 2/1/08. Includes interest expense of 0.62% relating to the Fund's liability with respect to floating rate notes held by third parties in conjunction with inverse floater securities transactions by the Fund. The Fund also records offsetting interest income relating to the municipal obligations underlying such transactions, and, as a result, net asset value and performance have not been affected by this expense. 3 The Fund's distribution rate represents actual distributions paid to shareholders and is calculated by dividing the last distribution per share (annualized) by the net asset value. 4 Taxable-equivalent figures assume a maximum 35.00% federal income tax rate. A lower tax rate would result in lower tax-equivalent figures. 5 The Fund's SEC yield is calculated by dividing the net investment income per share for the 30-day period by the offering price at the end of the period and annualizing the result. 6 It is not possible to invest directly in an Index. The Indices’ total returns do not reflect the expenses that would have been incurred if an investor individually purchased or sold the securities represented in the Indices. Index performance is available as of month end only. 7 The Lipper Averages are the average annual total returns, at net asset value, of the funds that are in the same Lipper Classification as the Fund. It is not possible to invest in a Lipper Classification. Lipper Classifications may include insured and uninsured funds, as well as leveraged and unleveraged funds. The Lipper General Municipal Debt Funds Classification contained 232, 204 and 149 funds for the 1-year, 5-year and 10-year periods, respectively. Lipper Averages are available as of month end only.

Eaton Vance National Municipals Fund as of September 30, 2008

PERFORMANCE INFORMATION AND PORTFOLIO COMPOSITION

Rating Distribution*1

By total investments

*The rating distribution presented above includes the ratings of securities held by special purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund's financial statements. Absent such securities, the Fund's rating distribution at September 30, 2008 is as follows, and the average rating is AA-:

AAA	28.2%	BB	0.3%
AA	39.7%	B	3.5%
A	15.1%	CCC	0.1%
BBB	7.4%	Non-Rated	5.7%

Fund Statistics2

•	Number of Issues:	272
•	Average Maturity:	27.7 years
•	Average Effective Maturity:	27.3 years
•	Average Call Protection:	11.5 years
•	Average Dollar Price:	$79.30
•	TOB Leverage[3] :	17.0%

1 Rating Distribution is determined by dividing the total market value of the issues by the total investments of the Fund. Although the investment adviser considers ratings when making investment decisions, it performs its own credit and investment analysis and does not rely primarily on the ratings assigned by the rating services. Credit quality can change from time to time, and recently issued credit ratings may not fully reflect the actual risks posed by a particular security or the issuer's current financial condition. 2 Fund holdings information excludes securities held by special purpose vehicles in which the Fund holds a residual interest. See Note 1I to the Fund's financial statements. 3 See Note 1I to the Fund’s financial statements. Tender option bond (TOB) leverage represents the amount of TOB Floating Rate Notes outstanding at 9/30/08 as a percentage of the Fund’s net assets plus Floating Rate Notes. Floating Rate Notes reflect adjustments for executed but unsettled TOB transactions and the effect of TOBs purchased in secondary market transactions.

Eaton Vance National Municipals Fund as of September 30, 2008

FUND EXPENSES

Example: As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchases and redemption fees (if applicable); and (2) ongoing costs, including management fees; distribution or service fees; and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period (April 1, 2008 – September 30, 2008).

Actual Expenses: The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes: The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the actual Fund expense ratio and an assumed rate of return of 5% per year (before expenses), which is not the actual return of the Fund. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in your Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in each table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads) or redemption fees (if applicable). Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

	Eaton Vance National Municipals Fund

	Beginning Account Value	Ending Account Value	Expenses Paid During Period*
	(4/1/08)	(9/30/08)	(4/1/08 – 9/30/08)

Actual
Class A	$1,000.00	$916.50	$5.13
Class B	$1,000.00	$913.00	$8.70
Class C	$1,000.00	$913.00	$8.70
Class I	$1,000.00	$917.70	$3.98

Hypothetical
(5% return per year before expenses)
Class A	$1,000.00	$1,019.70	$5.40
Class B	$1,000.00	$1,015.90	$9.17
Class C	$1,000.00	$1,015.90	$9.17
Class I	$1,000.00	$1,020.90	$4.19

* Expenses are equal to the Fund’s annualized expense ratio of 1.07% for Class A shares, 1.82% for Class B shares, 1.82% for Class C shares and 0.83% for Class I shares, multiplied by the average account value over the period, multiplied by 183/366 (to reflect the one-half year period). The Example assumes that the $1,000 was invested at the net asset value per share determined at the close of business on March 31, 2008.

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS

Ta x - E x e m p t I n v e s t m e n t s —	1 1 7 . 7%

Principal Amount
(000’s omitted)	Security	Value

Cogeneration — 1.0%
$22,150	Maryland Energy Cogeneration, (AES Warrior Run), (AMT),
	7.40%, 9/1/19	$20,743,254
6,100	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), (AMT), 6.50%, 1/1/13	5,845,020
21,950	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), (AMT), 6.60%, 1/1/19	20,920,984
3,500	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), Junior Liens, (AMT),
	6.875%, 1/1/11	3,363,710
5,000	Pennsylvania Economic Development Financing Authority,
	(Northampton Generating), Junior Liens, (AMT),
	6.95%, 1/1/21	4,351,000
		$55,223,968

Education — 3.1%
$47,500	Connecticut Health and Educational Facilities Authority,
	(Yale University), 4.85%, 7/1/37(1)	$44,559,465
33,305	Houston, TX, Higher Educational Finance Corp., (Rice
	University), 4.50%, 11/15/37	28,003,510
31,200	Houston, TX, Higher Educational Finance Corp., (Rice
	University), 4.50%, 5/15/42	25,883,832
34,025	New Jersey Educational Facilities Authority, (Princeton
	University), 4.50%, 7/1/35	31,060,061
6,525	New Jersey Educational Facilities Authority, (Princeton
	University), 4.50%, 7/1/38	5,919,219
22,750	New York Dormitory Authority, (Columbia University),
	5.00%, 7/1/38(2)	21,996,293
15,265	New York Dormitory Authority, (Vassar College),
	4.25%, 7/1/39	12,230,776
		$169,653,156

Electric Utilities — 1.0%
$9,260	Brazos River Authority, TX, PCR, (Texas Energy Co.),
	(AMT), 5.40%, 5/1/29	$6,368,657
32,500	Brazos River Authority, TX, PCR, (Texas Energy Co.),
	(AMT), 8.25%, 5/1/33	31,436,600
5,000	Matagorda County, TX, Navigation District No. 1, (Reliant
	Energy), (AMT), 5.95%, 5/1/30	4,041,050
3,065	Nebraska Public Power District, 5.00%, 1/1/33	2,777,166
3,940	Nebraska Public Power District, 5.00%, 1/1/38	3,544,109
8,000	North Carolina Municipal Power Agency, (Catawba),
	6.50%, 1/1/20	8,201,760
		$56,369,342

Principal Amount
(000’s omitted)	Security	Value

Escrowed / Prerefunded — 0.3%
$3,000	ABAG Finance Authority, CA, (Civic Center Drive Apartments),
	(AMT), Prerefunded to 9/1/09, 6.375%, 9/1/32	$3,147,480
2,400	Bexar County, TX, Health Facilities, (St. Luke’s Lutheran),
	Escrowed to Maturity, 7.00%, 5/1/21	2,872,920
11,195	Colorado Health Facilities Authority, (Liberty Heights),
	Escrowed to Maturity, 0.00%, 7/15/22(2)	5,357,927
4,680	Louisiana Public Facilities Authority, (Southern Baptist
	Hospitals, Inc.), Escrowed to Maturity, 8.00%, 5/15/12	5,124,413
1,225	Willacy County, TX, Local Government Corp., Escrowed to
	Maturity, 6.00%, 3/1/09	1,241,207
		$17,743,947

General Obligations — 9.8%
$22,180	California, 4.75%, 9/1/35	$19,489,788
15,905	California, (AMT), 5.05%, 12/1/36	13,071,206
94,200	Clark County, NV, 5.00%, 6/1/38(1)	87,472,707
60,945	Florida Board of Education, 5.00%, 6/1/37(1)	56,653,009
81,410	Judson, TX, Independent School District, 4.50%, 2/1/35	68,850,879
41,625	Port Authority of Houston, TX, (Harris County),
	5.625%, 10/1/38	38,918,959
40	Port Authority of Houston, TX, (Harris County),
	5.625%, 10/1/38	37,399
36,300	San Francisco, CA, Bay Area Rapid Transit District, (Election
	of 2004), 4.75%, 8/1/37	32,383,472
5	San Francisco, CA, Bay Area Rapid Transit District, (Election
	of 2004), 4.75%, 8/1/37	4,461
10,000	South Carolina, 3.00%, 8/1/22(2)	7,826,300
121,025	Texas, (Transportation Commission-Mobility Fund),
	4.50%, 4/1/32	104,196,474
115,000	Texas, (Transportation Commission-Mobility Fund),
	4.50%, 4/1/33(1)	99,208,890
		$528,113,544

Health Care-Miscellaneous — 0.1%
$1,817	Tax Revenue Exempt Securities Trust, Community Health
	Provider, (Pooled Loan Program Various States Trust
	Certificates), 5.50%, 12/1/36(3)	$1,859,556
1,946	Tax Revenue Exempt Securities Trust, Community Health
	Provider, (Pooled Loan Program Various States Trust
	Certificates), 5.875%, 12/1/36(3)	1,992,579
		$3,852,135

Hospital — 13.2%
$34,260	Alabama Special Care Facilities Financing Authority,
	(Ascension Health), 5.00%, 11/15/39(1)	$30,134,239
6,065	Brevard County, FL, Health Facilities Authority, (Health
	First, Inc.), 5.00%, 4/1/36	4,906,342

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
6

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Hospital (continued)

$20,350	California Health Facilities Financing Authority, (Catholic
	Healthcare West), 5.625%, 7/1/32	$18,760,869
38,940	California Health Facilities Financing Authority, (Sutter
	Health), 5.25%, 11/15/46	34,543,674
4,855	California Statewide Communities Development Authority,
	(Catholic Healthcare West), 5.50%, 7/1/30	4,462,425
6,475	California Statewide Communities Development Authority,
	(Catholic Healthcare West), 5.50%, 7/1/31	5,910,833
4,835	California Statewide Communities Development Authority,
	(Catholic Healthcare West), 5.625%, 7/1/35	4,444,187
11,000	California Statewide Communities Development Authority,
	(Huntington Memorial Hospital), 5.00%, 7/1/35	9,412,810
7,195	California Statewide Communities Development Authority,
	(John Muir Health), 5.00%, 8/15/36	6,252,311
68,805	California Statewide Communities Development Authority,
	(Kaiser Permanente), 5.00%, 3/1/41	59,369,770
59,740	California Statewide Communities Development Authority,
	(Sutter Health), 5.25%, 11/15/48	52,785,667
7,100	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.00%, 2/15/25	6,106,426
12,725	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.00%, 2/15/35	10,182,291
14,320	Camden County, NJ, Improvement Authority, (Cooper
	Health System), 5.25%, 2/15/27	12,526,420
27,615	Colorado Health Facilities Authority, (Catholic Health
	Initiatives), 4.50%, 9/1/38	21,926,034
67,700	Indiana Health and Educational Facilities Authority,
	(Ascension Health), 5.00%, 11/15/36(1)	59,888,435
39,025	Maryland Health and Higher Educational Facilities Authority,
	(Medstar Health), 4.75%, 5/15/42	30,022,713
20,000	Michigan Hospital Finance Authority, (Henry Ford Health
	System), 5.25%, 11/15/46	16,433,000
24,075	Michigan Hospital Finance Authority, (McLaren Healthcare),
	5.00%, 8/1/35	19,991,398
25,000	Michigan Hospital Finance Authority, (McLaren Healthcare),
	5.75%, 5/15/38	23,257,500
44,055	New York Dormitory Authority, (Memorial Sloan-Kettering
	Cancer Center), 4.75%, 7/1/28(1)	39,904,432
54,300	New York Dormitory Authority, (Memorial Sloan-Kettering
	Cancer Center), 5.00%, 7/1/36	50,527,779
200	New York Dormitory Authority, (Memorial Sloan-Kettering
	Cancer Center), 5.00%, 7/1/36	186,104
12,795	New York Dormitory Authority, (NYU Hospital Center),
	5.625%, 7/1/37	11,299,776
9,785	Ohio Higher Educational Facility Commission, (Cleveland
	Clinic Health), 5.25%, 1/1/33(4)	8,933,999
15,325	Ohio Higher Educational Facility Commission, (Cleveland
	Clinic Health), 5.50%, 1/1/43(4)	14,256,848
4,000	Oneida County, NY, Industrial Development Agency,
	(Elizabeth Medical Center), 6.00%, 12/1/29	3,466,440

Principal Amount
(000’s omitted)	Security	Value

Hospital (continued)
$41,400	Orange County, FL, Health Facilities Authority, (Orlando
	Regional Medical Center), 5.375%, 10/1/41	$35,102,232
63,000	South Miami, FL, Health Facilities Authority, (Baptist Health),
	5.00%, 8/15/37(1)	53,866,890
75,000	South Miami, FL, Health Facilities Authority, (Baptist Health),
	5.00%, 8/15/42(1)	63,051,750
		$711,913,594

Housing — 4.4%
$6,805	Arkansas Development Finance Authority, MFMR,
	(Park Apartments), (AMT), 5.95%, 12/1/28	$4,844,616
7,610	California Department of Veterans Affairs, Home Purchase
	Revenue, 5.20%, 12/1/28	7,309,938
22,350	California Housing Finance Agency, (AMT),
	4.75%, 8/1/42	16,779,486
7,064	California Housing Finance Agency, (AMT), Variable Rate,
	1.12%, 8/1/38(3)(5)(6)	3,302,773
16,000	Charter Mac Equity Trust, TN, 6.625%, 6/30/09(3)	16,394,720
12,500	Kentucky Housing Corp., Housing Revenue, (AMT),
	5.65%, 7/1/38	11,234,250
8,845	Lake Creek, CO, (Affordable Housing Corp.),
	6.25%, 12/1/23	8,452,371
14,660	New Hampshire Housing Finance Authority, Multi-Family
	Housing, (AMT), 6.20%, 7/1/36	12,939,502
27,380	New Jersey Housing and Mortgage Finance Agency,
	Single Family Housing, (AMT), 4.625%, 10/1/27	21,951,641
10,640	Texas Student Housing Corp., (University of Northern
	Texas), 6.85%, 7/1/31	8,728,311
50,780	Virginia Housing Development Authority, (AMT),
	4.90%, 1/1/33	41,045,982
23,335	Virginia Housing Development Authority, (AMT),
	5.20%, 10/1/26(1)	20,825,227
6,940	Virginia Housing Development Authority, (AMT),
	Variable Rate, 1.043%, 10/1/35(3)(5)(6)	2,557,251
53,420	Virginia Housing Development Authority, Series A, (AMT),
	5.10%, 10/1/35	44,728,032
20,000	Virginia Housing Development Authority, Series A1, (AMT),
	5.10%, 10/1/35	16,745,800
		$237,839,900

Industrial Development Revenue — 9.8%
$6,620	Austin, TX, (Cargoport Development LLC), (AMT),
	8.30%, 10/1/21	$6,646,215
2,250	Calhoun County, AR, Solid Waste Disposal Revenue,
	(Georgia-Pacific Corp.), (AMT), 6.375%, 11/1/26	1,820,948
6,050	Carbon County, UT, (Laidlaw Environmental), (AMT),
	7.50%, 2/1/10	6,065,972
4,000	Courtland, AL, Solid Waste Disposal, (Champion
	International Corp.), (AMT), 6.70%, 11/1/29	3,777,800

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
7

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Industrial Development Revenue (continued)

$15,325	Denver, CO, City and County Special Facilities, (United
	Airlines), (AMT), 5.25%, 10/1/32	$9,827,922
37,970	Denver, CO, City and County Special Facilities, (United
	Airlines), (AMT), 5.75%, 10/1/32	26,220,943
5,495	Hardeman County, TN, (Correctional Facilities Corp.),
	7.75%, 8/1/17	5,428,675
30,000	Houston, TX, Airport System, (Continental Airlines), (AMT),
	6.75%, 7/1/29	24,443,400
116,525	Liberty Development Corp., NY, (Goldman Sachs Group, Inc.),
	5.25%, 10/1/35(1)	97,973,753
46,670	Liberty Development Corp., NY, (Goldman Sachs Group, Inc.),
	5.25%, 10/1/35	39,238,736
71,195	Liberty Development Corp., NY, (Goldman Sachs Group, Inc.),
	5.50%, 10/1/37(7)	61,872,015
10,805	McMinn County, TN, (Calhoun Newsprint - Bowater, Inc.),
	(AMT), 7.40%, 12/1/22	5,595,261
10,000	Michigan Strategic Fund, (S.D. Warren), Series A, (AMT),
	7.375%, 1/15/22	10,016,900
15,000	Michigan Strategic Fund, (S.D. Warren), Series B, (AMT),
	7.375%, 1/15/22	15,025,200
3,500	Michigan Strategic Fund, (S.D. Warren), Series C, (AMT),
	7.375%, 1/15/22	3,505,880
5,025	New Jersey Economic Development Authority, (American
	Airlines, Inc.), (AMT), 7.10%, 11/1/31	2,736,816
18,820	New Jersey Economic Development Authority, (Continental
	Airlines), (AMT), 6.25%, 9/15/29	14,349,874
4,950	New Jersey Economic Development Authority, (Continental
	Airlines), (AMT), 9.00%, 6/1/33	4,963,612
7,000	New York, NY, Industrial Development Agency, (American
	Airlines, Inc. - JFK International Airport), (AMT),
	7.50%, 8/1/16	6,205,360
44,000	New York, NY, Industrial Development Agency, (American
	Airlines, Inc. - JFK International Airport), (AMT),
	7.625%, 8/1/25	37,322,120
10,000	New York, NY, Industrial Development Agency, (American
	Airlines, Inc. - JFK International Airport), (AMT),
	8.00%, 8/1/12	9,589,600
12,500	New York, NY, Industrial Development Agency, (American
	Airlines, Inc. - JFK International Airport), (AMT),
	8.50%, 8/1/28	11,431,625
5,000	Skowhegan, ME, (S.D. Warren), (AMT),
	6.65%, 10/15/15	4,890,250
160,425	St. John Baptist Parish, LA, (Marathon Oil Corp.),
	5.125%, 6/1/37	124,225,099

		$533,173,976

Insured-Education — 1.2%

$3,610	Alabama State Board of Education, (Jefferson State
	Community College), (MBIA), 4.625%, 10/1/32	$3,043,483

Principal Amount
(000’s omitted)	Security	Value

Insured-Education (continued)
$41,120	Baldwin County, AL, Board of Education, (AMBAC),
	4.50%, 7/1/37	$33,979,101
9,145	Broward County, FL, Educational Facilities Authority,
	(Nova Southeastern University), (AGC), 4.50%, 4/1/36	7,559,805
21,185	University of Vermont and State Agricultural College,
	(AMBAC), 5.00%, 10/1/43	19,306,738
		$63,889,127

Insured-Electric Utilities — 3.6%
$55,925	Hawaii Department of Budget and Finance, (Hawaiian
	Electric Company), (FGIC), (AMT), 4.60%, 5/1/26	$45,043,113
19,665	Los Angeles, CA, Department of Water and Power, (FSA),
	4.625%, 7/1/37(2)	16,864,311
38,190	Matagorda County, TX, Navigation District No. 1, (AEP
	Texas Central Co.), (MBIA), (AMT), 5.20%, 5/1/30	32,595,547
66,785	Missouri Joint Municipal Electric Utility Commission,
	(AMBAC), 4.50%, 1/1/37	54,390,372
9,380	Missouri Joint Municipal Electric Utility Commission,
	(AMBAC), (BHAC), 4.50%, 1/1/37	7,942,515
21,010	Puerto Rico Electric Power Authority, (FGIC),
	5.25%, 7/1/30	19,346,638
18,000	Sacramento, CA, Municipal Electric Utility District, (FSA),
	5.00%, 8/15/28(1)	17,255,100
		$193,437,596

Insured-Escrowed / Prerefunded — 0.4%
$19,000	Massachusetts Turnpike Authority, (FGIC), Escrowed to
	Maturity, 5.00%, 1/1/20(1)	$19,721,430
		$19,721,430

Insured-General Obligations — 8.3%
$40,000	California, (AGC), 5.00%, 11/1/37(1)	$36,679,600
9,000	California, (FSA), 3.25%, 12/1/28	6,193,440
50,985	Detroit, MI, City School District, (FSA), 5.25%, 5/1/32	49,770,027
99,875	District of Columbia, (FGIC), 4.50%, 6/1/37	81,684,766
78,665	District of Columbia, (FGIC), 4.75%, 6/1/33	68,263,914
12,250	Frisco, TX, Independent School District, (FSA),
	3.75%, 8/15/38	8,844,500
4,425	Geary County, KS, Unified School District #475, (MBIA),
	3.00%, 9/1/26	3,055,463
51,625	Los Angeles, CA, Unified School District, (Election of 2005),
	(FSA), 4.75%, 7/1/32(1)	46,020,074
10,000	Montgomery County, TX, (Municipal Utility District No. 46
	Waterworks and Sewer), (AMBAC), 4.00%, 3/1/30	7,752,800
5,000	Norwin, PA, School District, (FSA), 3.25%, 4/1/27	3,485,100
32,340	Puerto Rico, (AGC), 5.50%, 7/1/29(1)	31,710,664

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
8

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Insured-General Obligations (continued)
$34,145	Texas, (Transportation Commission-Mobility Fund), (FGIC),
	4.50%, 4/1/28	$29,969,066
89,615	Texas, (Transportation Commission-Mobility Fund), (FGIC),
	4.50%, 4/1/35	76,457,726
		$449,887,140

Insured-Hospital — 1.2%
$38,800	Maryland Health and Higher Educational Facilities Authority,
	(Lifebridge Health), (AGC), 4.75%, 7/1/47(1)	$33,421,738
15,210	Maryland Health and Higher Educational Facilities Authority,
	(Medlantic/Helix Issue), (AMBAC), 5.25%, 8/15/38	13,828,171
10,200	New Jersey Health Care Facilities Financing Authority,
	(Hackensack University Medical Center), (AGC),
	5.25%, 1/1/36	9,703,056
3,655	New Jersey Health Care Facilities Financing Authority,
	(Meridian Health Center), (AGC), 5.00%, 7/1/38	3,388,551
1,860	Vermont Educational and Health Buildings Financing Agency,
	(Fletcher Allen Health), (FSA), 5.00%, 12/1/34	1,681,570
5,000	Wisconsin Health and Educational Facilities Authority,
	(Ministry Health Care), (MBIA), 5.125%, 2/15/22	4,706,350
		$66,729,436

Insured-Housing — 0.2%
$10,000	Rhode Island Housing and Mortgage Finance Corp.,
	(Rental Housing Program), (FSA), (AMT),
	5.50%, 10/1/49	$8,598,300
		$8,598,300

Insured-Industrial Development Revenue — 0.2%
$14,010	Clark County, NV, Industrial Development, (Southwest
	Gas Corp.), (FGIC), (AMT), 5.00%, 12/1/33	$9,757,685
		$9,757,685

Insured-Lease Revenue / Certificates of
Participation — 2.6%
$3,100	Hudson, NY, Infrastructure Corp., (FGIC),
	5.00%, 2/15/47	$2,790,992
76,995	Hudson, NY, Infrastructure Corp., (MBIA),
	4.50%, 2/15/47	60,615,084
7,730	Jackson County, MO, (Harry S. Truman Sports Complex),
	(AMBAC), 4.50%, 12/1/31	6,542,826
67,150	San Diego County, CA, Water Authority, (FSA),
	5.00%, 5/1/38	62,268,195
3,935	Western Regional Jail Authority, VA, (MBIA),
	4.25%, 6/1/34	3,199,863

Principal Amount
(000’s omitted)	Security	Value

Insured-Lease Revenue / Certificates of
Participation (continued)
$3,645	Western Regional Jail Authority, VA, (MBIA),
	4.25%, 6/1/39	$2,906,013
		$138,322,973

Insured-Other Revenue — 3.2%
$115,985	Golden State Tobacco Securitization Corp., CA, (Tobacco
	Settlement Revenue), (AGC), 5.00%, 6/1/45	$103,222,011
68,155	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/34	11,152,884
25,000	Harris County-Houston, TX, Sports Authority, (MBIA),
	0.00%, 11/15/41	2,543,000
15,195	Massachusetts Development Finance Agency, (WGBH
	Educational Foundation), (AGC), 4.50%, 1/1/39	12,793,734
54,375	New York, NY, Industrial Development Agency, (Yankee
	Stadium), (MBIA), 4.75%, 3/1/46	44,621,756
		$174,333,385

Insured-Ports — 0.5%
$36,915	Alabama State Dock Authority, (MBIA), (AMT),
	4.50%, 10/1/36	$28,351,458
		$28,351,458

Insured-Special Tax Revenue — 8.8%
$13,305	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/23	$5,657,020
31,010	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/24	12,326,785
10,000	Illinois Sports Facility Authority, (AMBAC),
	0.00%, 6/15/25	3,724,100
43,225	Louisiana Gas and Fuels Tax, (FGIC), 4.50%, 5/1/41	35,734,972
11,500	Louisiana Gas and Fuels Tax, (FGIC), 5.00%, 5/1/41	10,502,950
41,845	Louisiana Gas and Fuels Tax, (FGIC), (FSA),
	5.00%, 5/1/41	38,217,038
61,420	Louisiana Gas and Fuels Tax, (FSA), 4.75%, 5/1/39	53,735,129
61,695	Metropolitan Pier and Exposition Authority, IL, (McCormick
	Place Expansion), (MBIA), 0.00%, 12/15/31	15,716,184
106,655	Metropolitan Pier and Exposition Authority, IL, (McCormick
	Place Expansion), (MBIA), 0.00%, 12/15/32	25,675,058
37,180	New York, NY, Transitional Finance Authority, (FGIC),
	4.25%, 1/15/34	29,631,345
29,200	New York Convention Center Development Corp., Hotel
	Occupancy Tax, (AMBAC), 4.75%, 11/15/45	25,923,468
17,670	New York Urban Development Corp., Personal Income Tax,
	(MBIA), 4.50%, 3/15/37	15,188,072
1,766,680	Puerto Rico Sales Tax Financing, (AMBAC),
	0.00%, 8/1/54	98,651,411

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
9

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Insured-Special Tax Revenue (continued)
$156,320	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/44 $	16,812,216
310,060	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/45	31,257,149
247,755	Puerto Rico Sales Tax Financing, (MBIA), 0.00%, 8/1/46	23,365,774
9,185	Regional Transportation Authority, LA, (FGIC),
	0.00%, 12/1/15	6,236,799
9,500	Regional Transportation Authority, LA, (FGIC),
	0.00%, 12/1/21	4,242,985
31,935	San Jose, CA, Redevelopment Agency, (Merged Area),
	(XLCA), 4.25%, 8/1/36	24,379,818
		$476,978,273

Insured-Student Loan — 2.1%
$76,155	Massachusetts Educational Financing Authority, (AGC),
	(AMT), 6.35%, 1/1/30	$71,397,597
10,000	Massachusetts Educational Financing Authority, (AMBAC),
	(AMT), 4.70%, 1/1/27	7,755,700
50,190	Massachusetts Educational Financing Authority, (AMBAC),
	(AMT), 4.70%, 1/1/33	36,858,030
		$116,011,327

Insured-Transportation — 14.9%
$10,000	Chicago, IL, (O’Hare International Airport), (AMBAC),
	(AMT), 5.375%, 1/1/32	$8,718,600
42,895	Chicago, IL, (O’Hare International Airport), (FSA),
	4.50%, 1/1/38	35,663,761
69,995	Clark County, NV, Airport Authority, (FGIC),
	5.00%, 7/1/36	63,561,060
20,000	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/37	2,875,800
15,720	E-470 Public Highway Authority, CO, (MBIA),
	0.00%, 9/1/38	2,107,580
75,300	Indianapolis, IN, Local Public Improvement Bond Bank,
	(Indianapolis Airport Authority), (AMBAC), (AMT),
	5.00%, 1/1/36	61,365,735
23,805	Maryland Transportation Authority, (FSA), 4.50%, 7/1/41	20,140,458
56,100	Metropolitan Atlanta Rapid Transit Authority, GA, (FSA),
	5.00%, 7/1/34(1)	52,845,359
10,000	Metropolitan Transportation Authority, NY, (BHAC),
	4.50%, 11/15/38	8,497,000
52,480	Miami-Dade County, FL, Aviation Revenue, (Miami
	International Airport), (FSA), (AMT), 5.25%, 10/1/41	44,480,474
188,445	Minneapolis and St. Paul, MN, Metropolitan Airport
	Commission, (AMBAC), 4.50%, 1/1/32	158,704,610
7,905	Minneapolis and St. Paul, MN, Metropolitan Airport
	Commission, (AMBAC), (BHAC), 4.50%, 1/1/32	6,799,011
91,165	New Jersey Transportation Trust Fund Authority,
	(Transportation System), (AMBAC), 4.75%, 12/15/37	81,883,491

Principal Amount
(000’s omitted)	Security	Value

Insured-Transportation (continued)
$104,265	North Texas Tollway Authority, (AGC), 0.00%, 1/1/33	$21,893,565
30,000	North Texas Tollway Authority, (AGC), 0.00%, 1/1/42	18,981,900
68,890	Orlando and Orange County, FL, Expressway Authority,
	(FSA), 4.50%, 7/1/35	57,260,679
26,945	Port Authority of New York and New Jersey, (AGC),
	(AMT), 4.50%, 9/1/35	21,189,279
20,995	Port Authority of New York and New Jersey, (FSA),
	(AMT), 4.25%, 12/1/32	15,880,408
16,175	Port Authority of New York and New Jersey, (FSA),
	(AMT), 4.50%, 12/1/36	12,699,316
80,255	Puerto Rico Highway and Transportation Authority, (AGC),
	5.25%, 7/1/36	75,032,005
5,000	South Carolina Transportation Infrastructure Bank,
	(AMBAC), (XLCA), 4.50%, 10/1/32	4,112,950
15,270	Tampa-Hillsborough County, FL, Expressway Authority,
	(AMBAC), 4.00%, 7/1/34	11,527,170
50,000	Texas Turnpike Authority, (AMBAC), 0.00%, 8/15/22	20,918,500
		$807,138,711

Insured-Water and Sewer — 6.3%
$70,800	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/39	$57,834,396
29,335	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	4.50%, 1/1/43	23,722,041
10,000	Birmingham, AL, Waterworks and Sewer Board, (AMBAC),
	(BHAC), 4.50%, 1/1/39	8,373,900
10,445	Castaic Lake, CA, Water Agency Certificates of Participation,
	(Water System Improvements), (AMBAC),
	0.00%, 8/1/21	5,108,650
9,500	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/31	8,202,870
10,125	East Baton Rouge, LA, Sewer Commission, (FSA),
	4.50%, 2/1/36	8,596,226
51,005	Honolulu, HI, City and County Wastewater System,
	(MBIA), 4.50%, 7/1/37	43,067,602
54,835	Louisville and Jefferson County, KY, Metropolitan Sewer
	District and Drainage System, (AGC), 4.25%, 5/15/38	43,364,066
34,770	New York, NY, Municipal Finance Authority, (FGIC),
	4.50%, 6/15/39	29,092,407
58,235	New York, NY, Municipal Finance Authority, (FSA),
	4.25%, 6/15/39	46,622,941
33,025	New York, NY, Municipal Finance Authority, (FSA),
	4.50%, 6/15/39(2)	27,886,640
31,360	San Francisco, CA, City and County Public Utilities
	Commission, Water Revenue, (FSA), 4.25%, 11/1/33	25,293,094
20,805	Spartanburg, SC, Sanitation Sewer District, (MBIA),
	4.00%, 3/1/40	15,461,652
		$342,626,485

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
10

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Lease Revenue / Certificates of Participation — 0.8%
$51,105	New York, NY, Transitional Finance Authority,
	(Building Aid), 4.50%, 1/15/38	$42,416,128
		$42,416,128

Nursing Home — 1.0%
$4,455	Delaware County, PA, Industrial Development Authority,
	(Care Institute, Inc.), 9.00%, 8/1/31(8)	$3,322,227
9,030	Hillsborough County, FL, Industrial Development Authority,
	(Tampa Bay Retirement Center), 7.50%, 6/1/25	8,913,332
1,915	Lackawanna County, PA, Industrial Development Authority,
	(Edella Street Associates), 8.875%, 9/1/14	2,025,955
12,650	Massachusetts Industrial Finance Agency, (Age Institute of
	Massachusetts), 8.05%, 11/1/25	12,684,281
11,015	Mississippi Business Finance Corp., (Magnolia Healthcare),
	7.99%, 7/1/25	10,068,151
10,045	Montgomery, PA, Industrial Development Authority,
	(Advancement of Geriatric Health Care Institute),
	8.375%, 7/1/23	10,048,315
3,500	Orange County, FL, Health Facilities Authority,
	(Westminster Community Care), 6.75%, 4/1/34	3,307,535
1,990	Westmoreland, PA, (Highland Health Systems, Inc.),
	9.25%, 6/1/22	1,990,657
		$52,360,453

Other Revenue — 7.7%
$762,795	Buckeye Tobacco Settlement Financing Authority, OH,
	0.00%, 6/1/47	$33,166,327
125,230	Golden State Tobacco Securitization Corp., CA,
	5.00%, 6/1/45	98,230,412
33,100	Golden State Tobacco Securitization Corp., CA,
	5.75%, 6/1/47	24,816,394
10,000	Main Street National Gas Inc., GA, 5.50%, 9/15/28	7,834,300
40,855	Michigan Tobacco Settlement Finance Authority,
	6.00%, 6/1/48	30,862,276
23,650	Michigan Tobacco Settlement Finance Authority,
	6.875%, 6/1/42	20,533,403
12,000	Non-Profit Preferred Funding Trust, Various States,
	4.47%, 9/15/37(3)	11,047,560
19,000	Non-Profit Preferred Funding Trust, Various States,
	4.72%, 9/15/37(3)	17,169,540
21,350	Northern Tobacco Securitization Corp., AK,
	0.00%, 6/1/46	866,596
20,625	Salt Verde, AZ, Financial Corporation, Senior Gas Revenue,
	5.00%, 12/1/37	14,495,456
23,300	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/36	2,353,300

Principal Amount
(000’s omitted)	Security	Value

Other Revenue (continued)
$15,000	Silicon Valley Tobacco Securitization Authority, CA,
	0.00%, 6/1/41	$1,001,100
27,555	Silicon Valley Tobacco Securitization Authority, CA, Class A,
	0.00%, 6/1/47	1,118,457
14,000	Silicon Valley Tobacco Securitization Authority, CA, Class B,
	0.00%, 6/1/47	508,480
86,665	Texas Municipal Gas Acquisition and Supply Corp.,
	5.625%, 12/15/17	77,429,978
16,925	Texas Municipal Gas Acquisition and Supply Corp.,
	6.25%, 12/15/26	14,719,165
37,685	Tobacco Settlement Financing Corp., NJ, 5.00%, 6/1/41	23,864,403
102,710	Tobacco Settlement Financing Corp., VA, 0.00%, 6/1/47	4,200,839
13,300	Tobacco Settlement Financing Corp., VA, 5.00%, 6/1/47	8,497,636
18,360	Tobacco Settlement Financing Corp., VA, Prerefunded to
	6/1/15, 5.625%, 6/1/37(1)	19,981,678
1,925	Tobacco Settlement Management Authority, SC, Escrowed
	to Maturity, 6.375%, 5/15/30	1,994,300
2,690	Willacy County, TX, Local Government Corp.,
	6.00%, 9/1/10	2,644,539
		$417,336,139

Pooled Loans — 0.4%
$25,530	Rickenbacker Port Authority, OH, Oasbo Expanded Asset
	Pool Loan, 5.375%, 1/1/32(1)	$24,183,207
		$24,183,207

Senior Living / Life Care — 0.9%
$9,260	Albuquerque, NM, Retirement Facilities, (La Vida Liena
	Retirement Center), 6.60%, 12/15/28	$8,437,712
6,035	Arizona Health Facilities Authority, (Care Institute,
	Inc. - Mesa), 7.625%, 1/1/26(9)	5,582,797
600	Kansas City, MO, Industrial Development Authority,
	(Kingswood United Methodist Manor),
	5.375%, 11/15/09	592,044
9,345	New Jersey Economic Development Authority, (Forsgate),
	(AMT), 8.625%, 6/1/25(10)	8,088,097
12,495	North Miami, FL, Health Care Facilities Authority, (Imperial
	Club), 6.125%, 1/1/42	10,132,071
7,915	Roseville, MN, Elder Care Facility, (Care Institute,
	Inc. - Roseville), 7.75%, 11/1/23(9)	7,264,150
12,140	St. Paul, MN, Housing and Redevelopment Authority,
	(Care Institute, Inc. - Highland), 8.75%, 11/1/24(9)	11,001,632
		$51,098,503

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
11

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

Principal Amount
(000’s omitted)	Security	Value

Special Tax Revenue — 1.0%
5,280	New Jersey Economic Development Authority, (Cigarette
	Tax), 5.50%, 6/15/24	$4,613,875
10,000	New Jersey Economic Development Authority, (Cigarette
	Tax), 5.75%, 6/15/29	8,781,000
1,550	New Jersey Economic Development Authority, (Cigarette
	Tax), 5.75%, 6/15/34	1,320,724
463,895	Puerto Rico Sales Tax Financing, 0.00%, 8/1/56	21,761,315
17,365	Scottsdale, AZ, (Municipal Property Corp.),
	4.50%, 7/1/32	15,413,348
3,840	University Square, FL, Community Development District,
	6.75%, 5/1/20	3,880,358
		$55,770,620

Transportation — 5.6%
6,425	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/37	$5,343,094
78,000	Metropolitan Transportation Authority, NY,
	4.50%, 11/15/38	64,984,920
66,265	North Texas, Tollway Authority, 5.75%, 1/1/38	60,028,138
32,885	Port Authority of New York and New Jersey,
	4.75%, 7/15/33	29,855,305
3,615	Port Authority of New York and New Jersey, (AMT),
	4.75%, 12/1/34	3,037,359
10	Port Authority of New York and New Jersey, (AMT),
	4.75%, 4/15/37	8,231
101,490	Port Authority of New York and New Jersey, (AMT),
	4.75%, 4/15/37(1)	83,542,508
10	Port Authority of New York and New Jersey, (AMT),
	5.25%, 9/15/23	9,294
28,890	Port Authority of New York and New Jersey, (AMT),
	5.25%, 9/15/23	26,850,559
29,110	Triborough Bridge and Tunnel Authority, NY,
	5.00%, 11/15/37	27,006,803
		$300,666,211

Water and Sewer — 4.1%
27,660	Massachusetts Water Resources Authority,
	4.00%, 8/1/46	$19,985,733
34,800	Metropolitan Water District of Southern California,
	(Waterworks Revenue Authorization), 5.00%, 7/1/37(1)	32,680,332
14,450	New York, NY, Municipal Water Finance Authority,
	4.50%, 6/15/32	12,427,722
8,255	New York, NY, Municipal Water Finance Authority,
	4.50%, 6/15/38	6,936,677
11,690	New York, NY, Municipal Water Finance Authority, (Water
	and Sewer System), 4.25%, 6/15/33	9,557,276
121,150	New York, NY, Municipal Water Finance Authority, (Water
	and Sewer System), 4.75%, 6/15/33(1)	108,492,975

Principal Amount
(000’s omitted)	Security	Value
Water and Sewer (continued)
$8,140	Portland, OR, Sewer System Revenue, 4.75%, 6/15/25	$7,612,854
27,460	Upper Occoquan, VA, Sewer Authority, 4.50%, 7/1/38	23,324,249
		$221,017,818

Total Tax-Exempt Investments — 117.7%
(identified cost $7,434,712,011)		$6,374,515,967

Other Assets, Less Liabilities — (17.7)%		$(960,559,922)

Net Assets — 100.0%		$5,413,956,045

AGC - Assured Guaranty Corp.

AMBAC - AMBAC Financial Group, Inc.

AMT - Interest earned from these securities may be considered a tax preference item for purposes of the Federal Alternative
Minimum Tax.

BHAC - Berkshire Hathaway Assurance Corp.

FGIC - Financial Guaranty Insurance Company

FSA - Financial Security Assurance, Inc.

MBIA - Municipal Bond Insurance Association

MFMR - Multi Family Mortgage Revenue

PCR - Pollution Control Revenue

XLCA - XL Capital Assurance, Inc.

At September 30, 2008, the concentration of the Fund’s investments in various states, determined as a percentage of net assets, is as follows:

New York	21.5%
Texas	15.5%
California	14.6%
Others, representing less than 10% individually	66.1%

The Fund invests primarily in debt securities issued by municipalities. The ability of the issuers of the debt securities to meet their obligations may be affected by economic developments in a specific industry or municipality. In order to reduce the risk associated with such economic developments, at September 30, 2008, 45.4% of total investments are backed by bond insurance of various financial institutions and financial guaranty assurance agencies. The aggregate percentage insured by an individual financial institution ranged from 0.5% to 12.3% of total investments.

(1)	Security represents the underlying municipal obligation of an inverse floating rate obligation held by the Fund.
(2)	Security (or a portion thereof) has been segregated to cover margin requirements on open financial futures contracts.
(3)

Security exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be sold in transactions exempt from registration, normally to qualified institutional buyers. At September 30, 2008, the aggregate value of these securities is $54,323,979 or 1.0% of the Fund’s net assets.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
12

Eaton Vance National Municipals Fund as of September 30, 2008

PORTFOLIO OF INVESTMENTS CONT’D

(4)	When-issued security.
(5)	Security has been issued as a leveraged inverse floater bond. The stated interest rate represents the rate in effect at September 30, 2008.
(6)	Security is subject to a shortfall agreement which may require the Fund to pay amounts to a counterparty in the event of a significant decline in the market value of the security.
(7)	Security (or a portion thereof) has been segregated to cover payable for when-issued securities.
(8)	Defaulted bond.
(9)	Security is in default with respect to scheduled principal payments.
(10)	Security is in default and is making only partial interest payments.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
13

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS

S t a t e m e n t o f A s s e t s a n d L i a b i l i t i e s

As of September 30, 2008
Assets
Investments, at value (identified cost $7,434,712,011)	$6,374,515,967
Interest receivable	104,700,526
Receivable for investments sold	10,907,291
Receivable for Fund shares sold	16,591,144
Receivable for variation margin on open financial futures contracts	74,375,000
Receivable for open swap contracts	125,136

Total assets	$6,581,215,064

Liabilities
Payable for floating rate notes issued	$943,304,000
Demand note payable	138,800,000
Payable for investments purchased	6,863,358
Payable for when-issued securities	25,536,171
Payable for closed swap contracts	329,881
Payable for Fund shares redeemed	29,901,691
Distributions payable	10,090,577
Due to custodian	23,585
Payable to affiliates:
Investment adviser fee	1,617,877
Distribution and service fees	1,765,943
Interest expense and fees payable	8,221,237
Accrued expenses	804,699

Total liabilities	$1,167,259,019

Net Assets	$5,413,956,045

Sources of Net Assets
Paid-in capital	$6,697,874,840
Accumulated net realized loss	(241,134,777)
Accumulated undistributed net investment income	8,258,293
Net unrealized depreciation	(1,051,042,311)

Net Assets	$5,413,956,045

Class A Shares
Net Assets	$3,987,955,872
Shares Outstanding	440,227,124
Net Asset Value and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$9.06
Maximum Offering Price Per Share
(100 ÷ 95.25 of net asset value per share)	$9.51

Class B Shares
Net Assets	$138,051,937
Shares Outstanding	15,237,753
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$9.06

Class C Shares
Net Assets	$1,143,256,012
Shares Outstanding	126,191,629
Net Asset Value and Offering Price Per Share*
(net assets ÷ shares of beneficial interest outstanding)	$9.06

Class I Shares
Net Assets	$144,692,224
Shares Outstanding	15,970,273
Net Asset Value, Offering Price and Redemption Price Per Share
(net assets ÷ shares of beneficial interest outstanding)	$9.06

S t a t e m e n t o f O p e r a t i o n s

For the Year Ended
September 30, 2008
Investment Income
Interest	$373,644,012

Total investment income	$373,644,012

Expenses
Investment adviser fee	$19,909,045
Distribution and service fees
Class A	11,139,389
Class B	1,616,423
Class C	12,758,150
Trustees’ fees and expenses	41,123
Custodian fee	758,166
Transfer and dividend disbursing agent fees	2,180,311
Legal and accounting services	220,598
Printing and postage	300,500
Registration fees	405,620
Interest expense and fees	28,268,115
Miscellaneous	426,988

Total expenses	$78,024,428
Deduct —
Reduction of custodian fee	$516,258

Total expense reductions	$516,258

Net expenses	$77,508,170

Net investment income	$296,135,842

Realized and Unrealized Gain (Loss)
Net realized gain (loss) —
Investment transactions	$(20,571,556)
Financial futures contracts	(205,927,429)
Swap contracts	(27,288,808)

Net realized loss	$(253,787,793)
Change in unrealized appreciation (depreciation) —
Investments	$(1,166,148,927)
Financial futures contracts	4,606,276
Swap contracts	(2,542,113)

Net change in unrealized appreciation (depreciation)	$(1,164,084,764)

Net realized and unrealized loss	$(1,417,872,557)

Net decrease in net assets from operations	$(1,121,736,715)

On sales of $25,000 or more, the offering price of Class A shares is reduced.
* Redemption price per share is equal to the net asset value less any applicable contingent deferred sales charge.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
14

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS CONT’D

Statements of Changes i n Net Assets

Increase (Decrease)	For the Year Ended	For the Year Ended
in Net Assets	September 30, 2008	September 30, 2007
From operations —
Net investment income	$296,135,842	$236,752,107
Net realized loss from investment
transactions, financial futures
contracts and swap contracts	(253,787,793)	(10,149,772)
Net change in unrealized appreciation
(depreciation) from investments,
financial futures contracts and
swap contracts	(1,164,084,764)	(168,688,560)

Net increase (decrease) in net assets
from operations	$(1,121,736,715)	$57,913,775
Distributions to shareholders —
From net investment income
Class A	$(226,429,897)	$(182,156,469)
Class B	(6,823,386)	(6,042,672)
Class C	(53,946,313)	(41,801,397)
Class I	(7,612,886)	(6,290,466)

Total distributions to shareholders	$(294,812,482)	$(236,291,004)
Transactions in shares of beneficial interest —
Proceeds from sale of shares
Class A	$1,799,648,475	$2,233,505,164
Class B	31,126,752	56,490,915
Class C	500,609,186	766,113,589
Class I	149,872,335	153,566,977
Net asset value of shares issued to
shareholders in payment of
distributions declared
Class A	140,212,806	111,268,215
Class B	3,925,847	3,456,739
Class C	29,833,080	23,191,417
Class I	5,730,011	5,032,964
Cost of shares redeemed
Class A	(1,555,404,030)	(830,456,403)
Class B	(30,916,238)	(20,291,846)
Class C	(422,628,598)	(199,151,037)
Class I	(115,212,306)	(96,464,039)
Net asset value of shares exchanged
Class A	2,213,067	2,291,497
Class B	(2,213,067)	(2,291,497)

Net increase in net assets from
Fund share transactions	$536,797,320	$2,206,262,655

Net increase (decrease) in net assets	$(879,751,877)	$2,027,885,426

Net Assets
At beginning of year	$6,293,707,922	$4,265,822,496
At end of year	$5,413,956,045	$6,293,707,922

Accumulated undistributed
net investment income
included in net assets
At end of year	$8,258,293	$7,463,123

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
15

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS CONT’D

Statement of Cash Flows

For the Year Ended
September 30, 2008
Cash Flows From Operating Activities
Net decrease in net assets from operations	$(1,121,736,715)
Adjustments to reconcile net decrease in net assets from
operations to net cash provided by (used in) operating activities:
Investments purchased	(4,971,228,758)
Investments sold	4,424,252,838
Decrease in short-term investments, net	18,125,000
Net accretion/amortization of premium (discount)	(34,764,675)
Increase in interest receivable	(23,676,971)
Decrease in receivable for investments sold	53,184,815
Increase in receivable for variation margin on open financial
futures contracts	(74,375,000)
Decrease in receivable for open swap contracts	2,651,997
Decrease in payable for investments purchased	(23,741,998)
Decrease in payable for when-issued securities	(9,885,655)
Decrease in payable for open swap contracts	(109,884)
Decrease in payable for closed swap contracts	(5,661,236)
Increase in payable to affiliate for investment adviser fee	24,062
Decrease in payable to affiliate for distribution and service fees	(2,379,212)
Decrease in interest expense and fees payable	(373,520)
Increase in accrued expenses	71,748
Net change in unrealized (appreciation) depreciation
from investments	1,166,148,927
Net realized loss from investments	20,571,556

Net cash used in operating activities	$(582,902,681)

Cash Flows From Financing Activities
Proceeds from Fund shares sold	$2,486,966,264
Fund shares redeemed	(2,109,527,666)
Cash distributions paid, net of reinvestments	(113,583,512)
Proceeds from secured borrowings	1,060,261,000
Repayment of secured borrowings	(880,847,950)
Increase in demand note payable	138,800,000
Increase in due to custodian	23,585

Net cash provided by financing activities	$582,091,721

Net decrease in cash	$(810,960)

Cash at beginning of year	$810,960

Cash at end of year	$—

Supplemental disclosure of
cash flow information:
Noncash financing activities not included herein consist of
reinvestment of dividends and distributions of:	$179,701,744

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
16

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS CONT’D

F i nanc i al   H i ghl i ghts

	Class A
	Year Ended September 30,
	2008	2007		2006	2005		2004
Net asset value — Beginning of year	$11.490	$11.780		$11.270	$10.920		$10.840

Income (loss) from operations
Net investment income(1)	$0.533	$0.521		$0.565	$0.574		$0.654
Net realized and unrealized gain (loss)	(2.431)	(0.290)		0.478	0.355		0.079
Total income (loss) from operations	$(1.898)	$0.231		$1.043	$0.929		$0.733

Less distributions
From net investment income	$(0.532)	$(0.521)		$(0.533)	$(0.579)		$(0.653)
Total distributions	$(0.532)	$(0.521)		$(0.533)	$(0.579)		$(0.653)

Net asset value — End of year	$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(17.03)%	1.95%		9.50%	8.69%		6.94%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$3,987,956	$4,647,177		$3,259,363	$2,147,435		$1,769,191
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	0.64%	0.64	%(3)	0.72%	0.77	%(4)	0.79	%(4)
Interest and fee expense(5)	0.46%	0.62%		0.61%	0.44	%(4)	0.33	%(4)
Total expenses before custodian fee reduction	1.10%	1.26	%(3)	1.33%	1.21	%(4)	1.12	%(4)
Expenses after custodian fee reduction excluding interest and fees	0.63%	0.63	%(3)	0.71%	0.76	%(4)	0.79	%(4)
Net investment income	5.00%	4.44%		4.93%	5.14%		6.05%
Portfolio Turnover of the Portfolio(6)	—	—		—	—		9%
Portfolio Turnover of the Fund	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.
(3)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(4)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(5)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).
(6)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
17

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS CONT’D

F i nanc i al   H i ghl i ghts

	Class B
	Year Ended September 30,
	2008	2007		2006	2005		2004
Net asset value — Beginning of year	$11.490	$11.780		$11.270	$10.920		$10.850

Income (loss) from operations
Net investment income(1)	$0.454	$0.434		$0.478	$0.482		$0.598
Net realized and unrealized gain (loss)	(2.435)	(0.290)		0.480	0.364		0.063
Total income (loss) from operations	$(1.981)	$0.144		$0.958	$0.846		$0.661

Less distributions
From net investment income	$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.595)
Total distributions	$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.595)

Contigent deferred sales charges	$—	$—		$—	$—		$0.004

Net asset value — End of year	$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(17.69)%	1.20%		8.69%	8.15	%(3)	6.25%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$138,052	$173,176		$140,593	$83,629		$29,577
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	1.39%	1.39	%(4)	1.47%	1.52	%(5)	1.17	%(5)
Interest and fee expense(6)	0.46%	0.62%		0.61%	0.44	%(5)	0.33	%(5)
Total expenses before custodian fee reduction	1.85%	2.01	%(4)	2.08%	1.96	%(5)	1.50	%(5)
Expenses after custodian fee reduction excluding interest and fees	1.38%	1.38	%(4)	1.46%	1.51	%(5)	1.17	%(5)
Net investment income	4.25%	3.69%		4.17%	4.30%		5.44%
Portfolio Turnover of the Portfolio(7)	—	—		—	—		9%
Portfolio Turnover of the Fund	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.
(3)	Total return reflects an increase of 0.19% due to a change in the timing of the payment and reinvestment of distributions.
(4)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(6)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).
(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
18

Eaton Vance National Municipals Fund a s o f S e p t e m b e r 3 0 , 2 0 0 8
FINANCIAL STATEMENTS C O N T ’ D
F i n a n c i a l H i g h l i g h t s

	Class C
	Year Ended September 30,
	2008	2007		2006	2005		2004
Net asset value — Beginning of year	$11.490	$11.780		$11.270	$10.920		$10.840

Income (loss) from operations
Net investment income(1)	$0.453	$0.431		$0.480	$0.486		$0.565
Net realized and unrealized gain (loss)	(2.434)	(0.287)		0.478	0.360		0.087
Total income (loss) from operations	$(1.981)	$0.144		$0.958	$0.846		$0.652

Less distributions
From net investment income	$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.572)
Total distributions	$(0.449)	$(0.434)		$(0.448)	$(0.496)		$(0.572)

Net asset value — End of year	$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(17.69)%	1.20%		8.69%	7.99	%(3)	6.15%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$1,143,256	$1,334,054		$783,143	$388,276		$224,955
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	1.39%	1.39	%(4)	1.47%	1.52	%(5)	1.53	%(5)
Interest and fee expense(6)	0.46%	0.62%		0.61%	0.44	%(5)	0.33	%(5)
Total expenses before custodian fee reduction	1.85%	2.01	%(4)	2.08%	1.96	%(5)	1.86	%(5)
Expenses after custodian fee reduction excluding interest and fees	1.38%	1.38	%(4)	1.46%	1.51	%(5)	1.53	%(5)
Net investment income	4.25%	3.68%		4.18%	4.35%		5.19%
Portfolio Turnover of the Portfolio(7)	—	—		—	—		9%
Portfolio Turnover of the Fund	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.
(3)	Total return reflects an increase of 0.10% due to a change in the timing of the payment and reinvestment of distributions.
(4)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(5)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(6)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).
(7)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
19

Eaton Vance National Municipals Fund as of September 30, 2008

FINANCIAL STATEMENTS CONT’D

F i nanc i al  H i ghl i ghts

	Class I
	Year Ended September 30,
	2008	2007		2006	2005		2004
Net asset value — Beginning of year	$11.490	$11.780		$11.270	$10.920		$10.850

Income (loss) from operations
Net investment income(1)	$0.559	$0.549		$0.601	$0.590		$0.673
Net realized and unrealized gain (loss)	(2.429)	(0.289)		0.471	0.368		0.078
Total income (loss) from operations	$(1.870)	$0.260		$1.072	$0.958		$0.751

Less distributions
From net investment income	$(0.560)	$(0.550)		$(0.562)	$(0.608)		$(0.681)
Total distributions	$(0.560)	$(0.550)		$(0.562)	$(0.608)		$(0.681)

Net asset value — End of year	$9.060	$11.490		$11.780	$11.270		$10.920

Total Return(2)	(16.81)%	2.20%		9.77%	8.92%		7.17%

Ratios/Supplemental Data
Net assets, end of year (000’s omitted)	$144,692	$139,301		$82,723	$15,208		$5,400
Ratios (As a percentage of average daily net assets):
Expenses excluding interest and fees	0.40%	0.39	%(3)	0.47%	0.52	%(4)	0.53	%(4)
Interest and fee expense(5)	0.46%	0.62%		0.61%	0.44	%(4)	0.33	%(4)
Total expenses before custodian fee reduction	0.86%	1.01	%(3)	1.08%	0.96	%(4)	0.86	%(4)
Expenses after custodian fee reduction excluding interest and fees	0.39%	0.38	%(3)	0.46%	0.51	%(4)	0.53	%(4)
Net investment income	5.26%	4.68%		5.22%	5.27%		6.18%
Portfolio Turnover of the Portfolio(6)	—	—		—	—		9%
Portfolio Turnover of the Fund	64%	65%		58%	54%		—

(1)	Computed using average shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value with all distributions reinvested.
(3)

The investment adviser was allocated a portion of the Fund’s operating expenses (equal to less than 0.005% of average daily net assets for the year ended September 30, 2007). Absent this allocation, total return would be lower.

(4)	Includes the Fund’s share of the corresponding Portfolio’s allocated expenses while the Fund was making investments directly into the Portfolio.
(5)	Interest and fee expense relates to the liability for floating rate notes issued in conjunction with inverse floater securities transactions (See Note 1I).
(6)	Portfolio turnover represents the rate of portfolio activity for the period while the Fund was making investments directly into the Portfolio.

S e e n o t e s t o f i n a n c i a l s t a t e m e n t s
20

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS

1 Significant Accounting Policies

Eaton Vance National Municipals Fund (the Fund) is a diversified series of Eaton Vance Municipals Trust (the Trust). The Trust is a Massachusetts business trust registered under the Investment Company Act of 1940, as amended (the 1940 Act), as an open-end management investment company. The Fund seeks to provide current income exempt from regular federal income tax. The Fund offers four classes of shares.  Class A shares are generally sold subject to a sales charge imposed at time of purchase. Class B and Class C shares are sold at net asset value and are generally subject to a contingent deferred sales charge (see Note 5). Class I shares are sold at net asset value and are not subject to a sales charge. Class B shares automatically convert to Class A shares eight years after their purchase as described in the Fund’s prospectus. Each class represents a pro-rata interest in the Fund, but votes separately on class-specific matters and (as noted below) is subject to different expenses. Realized and unrealized gains and losses are allocated daily to each class of shares based on the relative net assets of each class to the total net assets of the Fund. Net investment income, other than class-specific expenses, is allocated daily to each class of shares based upon the ratio of the value of each class’s paid shares to the total value of all paid shares. Each class of shares differs in its distribution plan and certain other class-specific expenses.

The following is a summary of significant accounting policies of the Fund. The policies are in conformity with accounting principles generally accepted in the United States of America.

A Investment Valuation — Municipal bonds and taxable obligations, if any, are generally valued on the basis of valuations furnished by a pricing vendor, as derived from such vendor’s pricing models. Inputs to the models may include, but are not limited to, reported trades, executable bid and asked prices, broker/dealer quotations, benchmark curves or information pertaining to the issuer. The pricing vendor may use a matrix approach, which considers information regarding securities with similar characteristics to determine the valuation for a security. Financial futures contracts and options on financial futures contracts listed on commodity exchanges are valued based on the closing price on the primary exchange on which such contracts trade. Interest rate swaps are normally valued using valuations provided by a pricing vendor. Such vendor valuations are based on the present value of fixed and projected floating rate cash flows over the term of the swap contract. Future cash flows are discounted to their present value using swap curves provided by electronic data services or by broker/dealers. Short-term obligations, maturing in sixty days or less, are valued at amortized cost, which approximates market value. Investments for which valuations or market quotations are not readily available, and investments for which the price of a security is not believed to represent its fair market value, are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

B Investment Transactions and Related Income — Investment transactions for financial statement purposes are accounted for on a trade date basis. Realized gains and losses on investments sold are determined on the basis of identified cost. Interest income is recorded on the basis of interest accrued, adjusted for amortization of premium or accretion of discount.

C Federal Taxes — The Fund’s policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders each year substantially all of its taxable, if any, and tax-exempt net investment income, and all or substantially all of its net realized capital gains. Accordingly, no provision for federal income or excise tax is necessary. The Fund intends to satisfy conditions which will enable it to designate distributions from the interest income generated by its investments in municipal obligations, which are exempt from regular federal income tax when received by the Fund, as exempt-interest dividends. The portion of such interest, if any, earned on private activity bonds issued after August 7, 1986, may be considered a tax preference item to shareholders.

At September 30, 2008, the Fund, for federal income tax purposes, had a capital loss carryforward of $43,287,232 which will reduce its taxable income arising from future net realized gains on investment transactions, if any, to the extent permitted by the Internal Revenue Code, and thus will reduce the amount of the distributions to shareholders which would otherwise be necessary to relieve the Fund of any liability for federal income or excise tax. Such capital loss carryforward will expire on September 30, 2013 ($2,604,551) and September 30, 2016 ($40,682,681).

Additionally, at September 30, 2008, the Fund had net capital losses of $200,943,434 attributable to security transactions incurred after October 31, 2007. These net capital losses are treated as arising on the first day of the Fund’s taxable year ending September 30, 2009.

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

As of September 30, 2008, the Fund had no uncertain tax positions that would require financial statement recognition, de-recognition, or disclosure. The Fund’s federal tax returns filed in the 3-year period ended September 30, 2008 remain subject to examination by the Internal Revenue Service.

D Expenses — The majority of expenses of the Trust are directly identifiable to an individual fund. Expenses which are not readily identifiable to a specific fund are allocated taking into consideration, among other things, the nature and type of expense and the relative size of the funds.

E Expense Reduction — State Street Bank and Trust Company (SSBT) serves as custodian of the Fund. Pursuant to the custodian agreement, SSBT receives a fee reduced by credits, which are determined based on the average daily cash balance the Fund maintains with SSBT. All credit balances, if any, used to reduce the Fund’s custodian fees are reported as a reduction of expenses in the Statement of Operations.

F Legal Fees — Legal fees and other related expenses incurred as part of negotiations of the terms and requirement of capital infusions, or that are expected to result in the restructuring of, or a plan of reorganization for, an investment are recorded as realized losses. Ongoing expenditures to protect or enhance an investment are treated as operating expenses.

G Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

H Indemnifications — Under the Trust’s organizational documents, its officers and Trustees may be indemnified against certain liabilities and expenses arising out of the performance of their duties to the Fund, and shareholders are indemnified against personal liability for the obligations of the Trust. Additionally, in the normal course of business, the Fund enters into agreements with service providers that may contain indemnification clauses. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund that have not yet occurred.

I Floating Rate Notes Issued in Conjunction with Securities Held — The Fund may invest in inverse floating rate securities, also referred to as tender option bonds (TOBs), whereby the Fund may sell a fixed rate bond to a broker for cash. At the same time, the Fund buys a residual interest in the assets and cash flows of a Special-Purpose Vehicle (the SPV), (which is generally organized as a trust), set up by the broker, often referred to as an inverse floating rate obligation (Inverse Floater). The broker deposits a fixed rate bond into the SPV with the same CUSIP number as the fixed rate bond sold to the broker by the Fund, and which may have been, but is not required to be, the fixed rate bond purchased from the Fund (the Fixed Rate Bond). The SPV also issues floating rate notes (Floating Rate Notes) which are sold to third-parties. The Fund may enter into shortfall and forbearance agreements with the broker by which the Fund agrees to reimburse the broker, in certain circumstances, for the difference between the liquidation value of the Fixed Rate Bond held by the SPV and the liquidation value of the Floating Rate Notes, as well as any shortfalls in interest cash flows. The Inverse Floater held by the Fund gives the Fund the right (1) to cause the holders of the Floating Rate Notes to tender their notes at par, and (2) to have the broker transfer the Fixed Rate Bond held by the SPV to the Fund, thereby collapsing the SPV. Pursuant to Financial Accounting Standards Board (FASB) Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS 140), the Fund accounts for the transaction described above as a secured borrowing by including the Fixed Rate Bond in its Portfolio of Investments and the Floating Rate Notes as a liability under the caption “Payable for floating rate notes issued” in its Statement of Assets and Liabilities. The Floating Rate Notes have interest rates that generally reset weekly and their holders have the option to tender their notes to the broker for redemption at par at each reset date. Interest expense related to the Fund’s liability with respect to Floating Rate Notes is recorded as incurred. At September 30, 2008, the amount of the Fund’s Floating Rate Notes outstanding and the related collateral were $943,304,000 and $1,160,073,462, respectively. The range of interest rates on the Floating Rate Notes outstanding at September 30, 2008 was 5.32% to 8.44%.

The Fund’s investment policies and restrictions expressly permit investments in Inverse Floaters. Inverse floating rate securities typically offer the potential for yields exceeding the yields available on fixed rate bonds with comparable credit quality and maturity. These securities tend to underperform the market for fixed rate bonds in

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

a rising long-term interest rate environment, but tend to outperform the market for fixed rate bonds when long-term interest rates decline. The value and income of inverse floating rate securities are generally more volatile than that of a fixed rate bond. The Fund’s investment policies do not allow the Fund to borrow money for purposes of making investments. Management believes that the Fund’s restrictions on borrowing money and issuing senior securities (other than as specifically permitted) do not apply to Floating Rate Notes issued by the SPV and included as a liability in the Fund’s Statement of Assets and Liabilities. As secured indebtedness issued by an SPV, Floating Rate Notes are distinct from the borrowings and senior securities to which the Fund’s restrictions apply. Inverse Floaters held by the Fund are securities exempt from registration under Rule 144A of the Securities Act of 1933.

J Financial Futures Contracts — The Fund may enter into financial futures contracts. The Fund’s investment in financial futures contracts is designed for hedging against changes in interest rates or as a substitute for the purchase of securities. Upon entering into a financial futures contract, the Fund is required to deposit with the broker, either in cash or securities, an amount equal to a certain percentage of the purchase price (initial margin). Subsequent payments, known as variation margin, are made or received by the Fund each business day, depending on the daily fluctuations in the value of the underlying security, and are recorded as unrealized gains or losses by the Fund. Gains (losses) are realized upon the expiration or closing of the financial futures contracts. Should market conditions change unexpectedly, the Fund may not achieve the anticipated benefits of the financial futures contracts and may realize a loss. In entering such contracts, the Fund bears the risk if the counterparties do not perform under the contracts’ terms.

K Interest Rate Swaps — The Fund may enter into interest rate swap agreements to enhance return, to hedge against fluctuations in securities prices or interest rates, or as substitution for the purchase or sale of securities. Pursuant to these agreements, the Fund makes periodic payments at a fixed interest rate and, in exchange, receives payments based on the interest rate of a benchmark industry index. During the term of the outstanding swap agreement, changes in the underlying value of the swap are recorded as unrealized gains or losses. The value of the swap is determined by changes in the relationship between two rates of interest. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty. Risk may also arise from movements in interest rates.

L When-Issued Securities and Delayed Delivery Transactions — The Fund may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. At the time the transaction is negotiated, the price of the security that will be delivered is fixed. The Fund maintains security positions for these commitments such that sufficient liquid assets will be available to make payments upon settlement. Securities purchased on a delayed delivery or when-issued basis are marked-to-market daily and begin earning interest on settlement date. Losses may arise due to changes in the market value of the underlying securities or if the counterparty does not perform under the contract.

M Statement of Cash Flows — The cash amount shown in the Statement of Cash Flows of the Fund is the amount included in the Fund’s Statement of Assets and Liabilities and represents the cash on hand at its custodian and does not include any short-term investments.

2 Distributions to Shareholders

The net investment income of the Fund is determined daily and substantially all of the net investment income so determined is declared as a dividend to shareholders of record at the time of declaration. Distributions are declared separately for each class of shares. Distributions are paid monthly. Distributions of realized capital gains (reduced by available capital loss carryforwards, if any) are made at least annually. Shareholders may reinvest income and capital gain distributions in additional shares of the same class of the Fund at the net asset value as of the reinvestment date or, at the election of the shareholder, receive distributions in cash. The Fund distinguishes between distributions on a tax basis and a financial reporting basis. Accounting principles generally accepted in the United States of America require that only distributions in excess of tax basis earnings and profits be reported in the financial statements as a return of capital. Permanent differences between book and tax accounting relating to distributions are reclassified to paid-in capital.

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

The tax character of distributions declared for the years ended September 30, 2008 and September 30, 2007 was as follows:

	Year Ended September 30,
	2008	2007
Distributions declared from:
Tax-exempt income	$293,206,024	$236,019,090
Ordinary income	$1,606,458	$271,914

During the year ended September 30, 2008, accumulated net realized loss was decreased by $523,000, paid-in capital was increased by $5,190 and accumulated undistributed net investment income was decreased by $528,190 due to differences between book and tax accounting, primarily for accretion of market discount. These reclassifications had no effect on the net assets or net asset value per share of the Fund.

As of September 30, 2008, the components of distributable earnings (accumulated losses) and unrealized appreciation (depreciation) on a tax basis were as follows:

Undistributed income	$18,348,870
Capital loss carryforward
and post October losses	$(244,230,666)
Net unrealized depreciation	$(1,047,946,422)
Other temporary differences	$(10,090,577)

The differences between components of distributable earnings (accumulated losses) on a tax basis and the amounts reflected in the Statement of Assets and Liabilities are primarily due to wash sales, the timing of recognizing distributions to shareholders, futures contracts, accretion of market discount and inverse floaters.

3 Investment Adviser Fee and Other Transactions with Affiliates

The investment adviser fee is earned by Boston Management and Research (BMR), a subsidiary of Eaton Vance Management (EVM), as compensation for management and investment advisory services rendered to the Fund. The fee is based upon a percentage of average daily net assets plus a percentage of gross income (i.e., income other than gains from the sale of securities) as presented in the following table and is payable monthly.

Daily Net Assets	Annual Asset Rate	Daily Income Rate
Up to $500 million	0.300%	3.00%
$500 million up to $1billion	0.275%	2.75%
$1 billion up to $1.5 billion	0.250%	2.50%
$1.5 billion up to $2 billion	0.225%	2.25%
$2 billion up to $3 billion	0.200%	2.00%
$3 billion and over	0.175%	1.75%

For the year ended September 30, 2008, the investment adviser fee amounted to $19,909,045, representing 0.32% of the Fund’s average daily net assets.

EVM serves as administrator of the Fund, but receives no compensation. EVM serves as the sub-transfer agent of the Fund and receives from the transfer agent an aggregate fee based upon the actual expenses incurred by EVM in the performance of these services. For the year ended September 30, 2008, EVM earned $109,992 in sub-transfer agent fees. The Fund was informed that Eaton Vance Distributors, Inc. (EVD), an affiliate of EVM and the Fund’s principal underwriter, received $639,278 as its portion of the sales charge on sales of Class A shares for the year ended September 30, 2008. EVD also received distribution and service fees from Class A, Class B and Class C shares (see Note 4) and contingent deferred sales charges (see Note 5).

Except for Trustees of the Fund who are not members of EVM’s or BMR’s organizations, officers and Trustees receive remuneration for their services to the Fund out of the investment adviser fee. Trustees of the Fund who are not affiliated with the investment adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees Deferred Compensation Plan. For the year ended September 30, 2008, no significant amounts have been deferred. Certain officers and Trustees of the Fund are officers of the above organizations.

4 Distribution Plans

The Fund has in effect a distribution plan for Class A shares (Class A Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class A Plan provides that the Fund will pay EVD a distribution and service fee of 0.25% per annum of its average daily net assets attributable to Class A shares for distribution services and facilities provided to the Fund by EVD, as well as for personal services and/or the maintenance of shareholder accounts. Distribution and service fees paid or accrued to EVD for the year ended September 30, 2008 amounted

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

to $11,139,389 for Class A shares. The Fund also has in effect distribution plans for Class B shares (Class B Plan) and Class C shares (Class C Plan) pursuant to Rule 12b-1 under the 1940 Act. The Class B and Class C Plans require the Fund to pay EVD amounts equal to 0.75% per annum of its average daily net assets attributable to Class B and Class C shares for providing ongoing distribution services and facilities to the Fund. The Fund will automatically discontinue payments to EVD during any period in which there are no outstanding Uncovered Distribution Charges, which are equivalent to the sum of (i) 5% and 6.25% of the aggregate amount received by the Fund for Class B and Class C shares sold, respectively, plus (ii) interest calculated by applying the rate of 1% over the prevailing prime rate to the outstanding balance of Uncovered Distribution Charges of EVD of each respective class, reduced by the aggregate amount of contingent deferred sales charges (see Note 5) and amounts theretofore paid or payable to EVD by each respective class. For the year ended September 30, 2008, the Fund paid or accrued to EVD $1,217,772 and $9,613,775 for Class B and Class C shares, respectively, representing 0.75% of the average daily net assets for Class B and Class C shares. At September 30, 2008, the amounts of Uncovered Distribution Charges of EVD calculated under the Class B and Class C Plans were approximately $5,610,000 and $131,419,000, respectively. The Class B and Class C Plans also authorize the Fund to make payments of service fees to EVD, investment dealers and other persons in amounts not exceeding 0.25% of its average daily net assets attributable to that class. Service fees paid or accrued are for personal services and/or the maintenance of shareholder accounts. They are separate and distinct from the Class B and Class C sales commissions and distribution fees and, as such, are not subject to automatic discontinuance when there are no outstanding Uncovered Distribution Charges of EVD. Service fees paid or accrued for year ended September 30, 2008 amounted to $398,651 and $3,144,375 for Class B and Class C shares, respectively.

5 Contingent Deferred Sales Charges

A contingent deferred sales charge (CDSC) generally is imposed on redemptions of Class B shares made within six years of purchase and on redemptions of Class C shares made within one year of purchase. Class A shares may be subject to a 1% CDSC if redeemed within eighteen months of purchase (depending on the circumstances of purchase) or a 1% or 0.50% CDSC if redeemed within one year or two years, respectively, on purchases through the Eaton Vance Supplemental Retirement Account. Generally, the CDSC is based upon the lower of the net asset value at date of redemption or date of purchase. No charge is levied on shares acquired by reinvestment of dividends or capital gain distributions. The CDSC for Class B shares is imposed at declining rates that begin at 5% in the case of redemptions in the first and second year after purchase, declining one percentage point each subsequent year. Class C shares are subject to a 1% CDSC if redeemed within one year of purchase. No CDSC is levied on shares which have been sold to EVM or its affiliates or to their respective employees or clients and may be waived under certain other limited conditions. CDSCs received on Class B and Class C redemptions are paid to EVD to reduce the amount of Uncovered Distribution Charges calculated under the Fund’s Class B and Class C Plans. CDSCs received on Class B and Class C redemptions when no Uncovered Distribution Charges exist are credited to the Fund. For the year ended September 30, 2008, the Fund was informed that EVD received approximately $1,037,000, $574,000 and $569,000 of CDSCs paid by Class A, Class B and Class C shareholders, respectively.

6 Purchases and Sales of Investments

Purchases and sales of investments, other than short-term obligations, aggregated $4,971,228,758 and $4,424,252,838, respectively, for the year ended September 30, 2008.

7 Shares of Beneficial Interest

The Fund’s Declaration of Trust permits the Trustees to issue an unlimited number of full and fractional shares of beneficial interest (without par value). Such shares may be issued in a number of different series (such as the Fund) and classes. Transactions in Fund shares were as follows:

	Year Ended	Year Ended
Class A	September 30, 2008	September 30,2007
Sales	168,275,901	189,691,358
Issued to shareholders electing to
receive payments of distributions
in Fund shares	13,453,410	9,476,225
Redemptions	(146,252,881)	(71,518,537)
Exchange from Class B shares	213,680	194,923
Net increase	35,690,110	127,843,969

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

	Year Ended	Year Ended
Class B	September 30, 2008	September 30, 2007
Sales	2,916,826	4,783,820
Issued to shareholders electing to
receive payments of distributions
in Fund shares	376,514	294,204
Redemptions	(2,920,149)	(1,741,522)
Exchange to Class A shares	(213,441)	(194,824)
Net increase	159,750	3,141,678

	Year Ended	Year Ended
Class C	September 30, 2008	September 30, 2007
Sales	46,817,579	64,875,259
Issued to shareholders electing to
receive payments of distributions
in Fund shares	2,864,292	1,976,652
Redemptions	(39,640,879)	(17,186,330)
Net increase	10,040,992	49,665,581

	Year Ended	Year Ended
Class I	September 30, 2008	September 30, 2007
Sales	14,223,878	13,051,397
Issued to shareholders electing to
receive payments of distributions
in Fund shares	551,703	428,041
Redemptions	(10,928,779)	(8,376,899)
Net increase	3,846,802	5,102,539

8 Federal Income Tax Basis of Investments

The cost and unrealized appreciation (depreciation) of investments of the Fund at September 30, 2008, as determined on a federal income tax basis, were as follows:

Aggregate cost	$6,371,873,525
Gross unrealized appreciation	$22,135,672
Gross unrealized depreciation	(1,070,207,230)
Net unrealized depreciation	$(1,048,071,558)

9 Line of Credit

The Fund participates with other portfolios and funds managed by EVM and its affiliates in a $450 million unsecured line of credit agreement with a group of banks. Borrowings are made by the Fund solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to the Fund based on its borrowings at an amount above either the Eurodollar rate or Federal Funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each quarter. At September 30, 2008, the Fund had a balance outstanding pursuant to this line of credit of $138,800,000 at an interest rate of 2.185%. The Fund’s average borrowings or allocated fees during the year ended September 30, 2008 were not significant.

10 Overdraft Advances

Pursuant to the custodian agreement, SSBT may, in its discretion, advance funds to the Fund to make properly authorized payments. When such payments result in an overdraft, the Fund is obligated to repay SSBT at the current rate of interest charged by SSBT for secured loans (currently, a rate above the Federal Funds rate). This obligation is payable on demand to SSBT. SSBT has a lien on the Fund’s assets to the extent of any overdraft. At September 30, 2008, the Fund had a payment due to SSBT pursuant to the foregoing arrangement of $23,585.

11 Financial Instruments

The Fund may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities. These financial instruments may include financial futures contracts and interest rate swaps and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes. The notional or contractual amounts of these instruments represent the investment the Fund has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered.

A summary of obligations under these financial instruments at September 30, 2008 is as follows:

Futures Contracts
					Net
Expiration			Aggregate		Unrealized
Date	Contracts	Position	Cost	Value	Appreciation

12/08	28,000
	U.S. Treasury Bond Short		$(3,289,843,760)	$(3,280,815,163)	$9,028,597

Interest Rate Swaps

		Annual	Floating	Effective Date/	Net
	Notional	Fixed Rate	Rate	Termination	Unrealized
Counterparty	Amount	Paid By Fund	Paid To Fund	Date	Appreciation
JPMorgan			3-month	September 14, 2009/
Chase Co.	$20,075,000	4.743%	USD-LIBOR-BMA	September 14, 2039	$125,136

Eaton Vance National Municipals Fund as of September 30, 2008

NOTES TO FINANCIAL STATEMENTS CONT’D

The effective date represents the date on which the Fund and the counterparty to the interest rate swap contract begin interest payment accruals.

At September 30, 2008, the Fund had sufficient cash and/or securities to cover commitments under these contracts.

12 Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 (FAS 157), “Fair Value Measurements”. FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States of America and expands disclosure about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007. As of September 30, 2008, management does not believe the adoption of FAS 157 will impact the amounts reported in the financial statements; however, additional disclosures may be required about the inputs used to develop the measurements of fair value and the effect of certain of the measurements on changes in net assets for the period.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities”. FAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including qualitative disclosures about the objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative instruments. FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statement disclosures.

13 Plan of Reorganization

In June 2008, the Trustees of the Trust approved a Plan of Reorganization whereby the Fund will acquire all the assets and assume the liabilities of the Eaton Vance Florida Plus Municipals Fund (Florida Plus Fund) in exchange for the issuance of shares of the Fund.

The Plan of Reorganization was approved by the shareholders of the Florida Plus Fund on October 31, 2008. The transaction is expected to occur on or about November 21, 2008.

Eaton Vance National Municipals Fund as of September 30, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of Eaton Vance Municipals Trust and Shareholders of Eaton Vance National Municipals Fund:

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Eaton Vance National Municipals Fund (“the Fund”) (one of the funds constituting Eaton Vance Municipals Trust) as of September 30, 2008, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on the financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at September 30, 2008, by correspondence with the custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Eaton Vance National Municipals Fund as of September 30, 2008, the results of its operations and cash flows for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 17, 2008

Eaton Vance National Municipals Fund as of September 30, 2008

FEDERAL TAX INFORMATION (Unaudited)

The Form 1099-DIV you receive in January 2009 will show the tax status of all distributions paid to your account in calendar 2008. Shareholders are advised to consult their own tax adviser with respect to the tax consequences of their investment in the Fund. As required by the Internal Revenue Code regulations, shareholders must be notified within 60 days of the Fund’s fiscal year end regarding exempt-interest dividends.

Exempt-Interest Dividends — The Fund designates 99.46% of dividends from net investment income as an exempt-interest dividend.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT

Overview of the Contract Review Process

The Investment Company Act of 1940, as amended (the “1940 Act”), provides, in substance, that each investment advisory agreement between a fund and its investment adviser will continue in effect from year to year only if its continuance is approved at least annually by the fund’s board of trustees, including by a vote of a majority of the trustees who are not “interested persons” of the fund (“Independent Trustees”), cast in person at a meeting called for the purpose of considering such approval.

At a meeting of the Boards of Trustees (each a “Board”) of the Eaton Vance group of mutual funds (the “Eaton Vance Funds”) held on April 21, 2008, the Board, including a majority of the Independent Trustees, voted to approve continuation of existing advisory and sub-advisory agreements for the Eaton Vance Funds for an additional one-year period. In voting its approval, the Board relied upon the affirmative recommendation of the Contract Review Committee of the Board (formerly the Special Committee), which is a committee comprised exclusively of Independent Trustees. Prior to making its recommendation, the Contract Review Committee reviewed information furnished for a series of meetings of the Contract Review Committee held in February, March and April 2008. Such information included, among other things, the following:

Information about Fees, Performance and Expenses

  An independent report comparing the advisory and related fees paid by each fund with fees paid by comparable funds;

  An independent report comparing each fund’s total expense ratio and its components to comparable funds;

  An independent report comparing the investment performance of each fund to the investment performance of comparable funds over various time periods;

  Data regarding investment performance in comparison to relevant peer groups of funds and appropriate indices;

  Comparative information concerning fees charged by each adviser for managing other mutual funds and institutional accounts using investment strategies and techniques similar to those used in managing the fund;

  Profitability analyses for each adviser with respect to each fund;

Information about Portfolio Management

  Descriptions of the investment management services provided to each fund, including the investment strategies and processes employed, and any changes in portfolio management processes and personnel;

  Information concerning the allocation of brokerage and the benefits received by each adviser as a result of brokerage allocation, including information concerning the acquisition of research through “soft dollar” benefits received in connection with the funds’ brokerage, and the implementation of a soft dollar reimbursement program established with respect to the funds;

  Data relating to portfolio turnover rates of each fund;

  The procedures and processes used to determine the fair value of fund assets and actions taken to monitor and test the effectiveness of such procedures and processes;

Information about each Adviser

  Reports detailing the financial results and condition of each adviser;

  Descriptions of the qualifications, education and experience of the individual investment professionals whose responsibilities include portfolio management and investment research for the funds, and information relating to their compensation and responsibilities with respect to managing other mutual funds and investment accounts;

  Copies of the Codes of Ethics of each adviser and its affiliates, together with information relating to compliance with and the administration of such codes;

  Copies of or descriptions of each adviser’s proxy voting policies and procedures;

  Information concerning the resources devoted to compliance efforts undertaken by each adviser and its affiliates on behalf of the funds (including descriptions of various compliance programs) and their record of compliance with investment policies and restrictions, including policies with respect to market-timing, late trading and selective portfolio disclosure, and with policies on personal securities transactions;

  Descriptions of the business continuity and disaster recovery plans of each adviser and its affiliates;

Other Relevant Information

  Information concerning the nature, cost and character of the administrative and other non-investment management services provided by Eaton Vance Management and its affiliates;

  Information concerning management of the relationship with the custodian, subcustodians and fund accountants by each adviser or the funds’ administrator; and

  The terms of each advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

In addition to the information identified above, the Contract Review Committee considered information provided from time to time by each adviser throughout the year at meetings of the Board and its committees. Over the course of the twelve-month period ended April 30, 2008, the Board met eleven times and the Contract Review Committee, the Audit Committee and the Governance Committee, each of which is a Committee comprised solely of Independent Trustees, met twelve, seven and five times, respectively. At such meetings, the Trustees received, among other things, presentations by the portfolio managers and other investment professionals of each adviser relating to the investment performance of each fund and the investment strategies used in pursuing the fund’s investment objective. The Portfolio Management Committee and the Compliance Reports and Regulatory Matters Committee are newly established and did not meet during the twelve-month period ended April 30, 2008.

For funds that invest through one or more underlying portfolios, the Board considered similar information about the portfolio(s) when considering the approval of advisory agreements. In addition, in cases where the fund’s investment adviser has engaged a sub-adviser, the Board considered similar information about the sub-adviser when considering the approval of any sub-advisory agreement.

The Contract Review Committee was assisted throughout the contract review process by Goodwin Procter LLP, legal counsel for the Independent Trustees. The members of the Contract Review Committee relied upon the advice of such counsel and their own business judgment in determining the material factors to be considered in evaluating each advisory and sub-advisory agreement and the weight to be given to each such factor. The conclusions reached with respect to each advisory and sub-advisory agreement were based on a comprehensive evaluation of all the information provided and not any single factor. Moreover, each member of the Contract Review Committee may have placed varying emphasis on particular factors in reaching conclusions with respect to each advisory and sub-advisory agreement.

Results of the Process

Based on its consideration of the foregoing, and such other information as it deemed relevant, including the factors and conclusions described below, the Contract Review Committee concluded that the continuance of the investment advisory agreement of the Eaton Vance National Municipals Fund (the “Fund”) with Boston Management and Research (the “Adviser”), including its fee structure, is in the interests of shareholders and, therefore, the Contract Review Committee recommended to the Board approval of the agreement. The Board accepted the recommendation of the Contract Review Committee as well as the factors considered and conclusions reached by the Contract Review Committee with respect to the agreement. Accordingly, the Board, including a majority of the Independent Trustees, voted to approve continuation of the investment advisory agreement for the Fund.

Nature, Extent and Quality of Services

In considering whether to approve the investment advisory agreement of the Fund, the Board evaluated the nature, extent and quality of services provided to the Fund by the Adviser.

The Board considered the Adviser’s management capabilities and investment process with respect to the types of investments held by the Fund, including the education, experience and number of its investment professionals and other personnel who provide portfolio management, investment research, and similar services to the Fund. In particular, the Board evaluated, where relevant, the abilities and experience of such investment personnel in analyzing factors such as credit risk, tax efficiency, and special considerations relevant to investing in municipal bonds. Specifically, the Board considered the Adviser’s large municipal bond team, which includes portfolio managers and credit specialists who provide services to the Fund. The Board also took into account the resources dedicated to portfolio management and other services, including the compensation paid to recruit and retain investment personnel, and the time and attention devoted to the Fund by senior management.

The Board reviewed the compliance programs of the Adviser and relevant affiliates thereof. Among other matters, the Board considered compliance and reporting matters relating to personal trading by investment personnel, selective disclosure of portfolio holdings, late trading, frequent trading, portfolio valuation, business continuity and the allocation of investment opportunities. The Board also evaluated the responses of the Adviser and its affiliates to requests from regulatory authorities such as the Securities and Exchange Commission.

The Board considered shareholder and other administrative services provided or managed by Eaton Vance Management and its affiliates, including transfer agency and accounting services. The Board evaluated the benefits to shareholders of investing in a fund that is a part of a large family of funds, including the ability, in many cases, to exchange an investment among different funds without incurring additional sales charges.

After consideration of the foregoing factors, among others, the Board concluded that the nature, extent and quality of services provided by the Adviser, taken as a whole, are appropriate and consistent with the terms of the investment advisory agreement.

Eaton Vance National Municipals Fund

BOARD OF TRUSTEES’ ANNUAL APPROVAL OF THE INVESTMENT ADVISORY AGREEMENT CONT’D

Fund Performance

The Board compared the Fund’s investment performance to a relevant universe of similarly managed funds identified by an independent data provider and appropriate benchmark indices. The Board reviewed comparative performance data for the one-, three-, five- and ten-year periods ended September 30, 2007 for the Fund. On the basis of the foregoing and other relevant information, the Board concluded that the performance of the Fund was satisfactory.

Management Fees and Expenses

The Board reviewed contractual investment advisory fee rates, including any administrative fee rates, payable by the Fund (referred to collectively as “management fees”). As part of its review, the Board considered the Fund’s management fee and total expense ratio for the year ended September 30, 2007, as compared to a group of similarly managed funds selected by an independent data provider. The Board considered the fact that the Adviser had waived fees and/or paid expenses for the Fund.

After reviewing the foregoing information, and in light of the nature, extent and quality of the services provided by the Adviser, the Board concluded with respect to the Fund that the management fees charged to the Fund for advisory and related services and the total expense ratio of the Fund are reasonable.

Profitability

The Board reviewed the level of profits realized by the Adviser and, if applicable, its affiliates in providing investment advisory and administrative services to the Fund and to all Eaton Vance Funds as a group. The Board considered the level of profits realized without regard to revenue sharing or other payments by the Adviser and its affiliates to third parties in respect of distribution services. The Board also considered other direct or indirect benefits received by the Adviser in connection with its relationship with the Fund.

The Board concluded that, in light of the foregoing factors and the nature, extent and quality of the services rendered, the profits realized by the Adviser and its affiliates are reasonable.

Economies of Scale

In reviewing management fees and profitability, the Board also considered the extent to which the Adviser and its affiliates, on the one hand, and the Fund, on the other hand, can expect to realize benefits from economies of scale as the assets of the Fund increase. The Board acknowledged the difficulty in accurately measuring the benefits resulting from the economies of scale with respect to the management of any specific fund or group of funds. The Board reviewed data summarizing the increases and decreases in the assets of the Fund and of all Eaton Vance Funds as a group over various time periods, and evaluated the extent to which the total expense ratio of the Fund and the Adviser’s profitability may have been affected by such increases or decreases. Based upon the foregoing, the Board concluded that the benefits from economies of scale are currently being shared equitably by the Adviser and the Fund. The Board also concluded that the structure of the advisory fee, which includes breakpoints at several asset levels, can be expected to cause the Adviser and its affiliates and the Fund to continue to share such benefits equitably.

Eaton Vance National Municipals Fund

MANAGEMENT AND ORGANIZATION

Fund Management. The Trustees of Eaton Vance Municipals Trust (the Trust) are responsible for the overall management and supervision of the Trust’s affairs. The Trustees and officers of the Trust are listed below. Except as indicated, each individual has held the office shown or other offices in the same company for the last five years. Trustees and officers of the Trust hold indefinite terms of office. The “noninterested Trustees” consist of those Trustees who are not “interested persons” of the Trust, as that term is defined under the 1940 Act. The business address of each Trustee and officer is The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109. As used below, “EVC” refers to Eaton Vance Corp., “EV” refers to Eaton Vance, Inc., “EVM” refers to Eaton Vance Management, “BMR” refers to Boston Management and Research and “EVD” refers to Eaton Vance Distributors, Inc. EVC and EV are the corporate parent and trustee, respectively, of EVM and BMR. EVD is the Fund’s principal underwriter and a wholly-owned subsidiary of EVC. Each officer affiliated with Eaton Vance may hold a position with other Eaton Vance affiliates that is comparable to his or her position with EVM listed below.

		Term of		Number of Portfolios
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Trust	Service	During Past Five Years	Trustee(1)	Other Directorships Held
Interested Trustee
Thomas E. Faust Jr.	Trustee	Since 2007	Chairman, Chief Executive Officer and President of EVC,	173	Director of EVC
5/31/58			Director and President of EV, Chief Executive Officer and
President of EVM and BMR, and Director of EVD. Trustee
and/or Officer of 173 registered investment companies and
5privateinvestment companies managed by EVM or BMR.
Mr. Faust is an interested person because of his positions with
EVM, BMR, EVD, EVC, and EV, which are affiliates of the Trust.

		Term of		Number of Funds
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Trust	Service	During Past Five Years	Trustee(1)	Other Directorships Held
Noninterested Trustees
Benjamin C. Esty	Trustee	Since 2005	Roy and Elizabeth Simmons Professor of Business	173	None
1/2/63			Administration, Harvard University Graduate School of
Business Administration.

Allen R. Freedman	Trustee	Since 2007	Former Chairman (2002-2004) and a Director (1983-2004)	177	Director of Assurant, Inc. (insurance provider) and
4/3/40			of Systems and Computer Technology Corp. (provider of		Stonemor Partners L.P. (owner and operator
			software to higher education). Formerly, a Director of Loring		of cemeteries)
Ward International (fund distributor) (2005-2007). Formerly,
Chairman and a Director of Indus International Inc. (provider of enterprise management software to the power generating
industry) (2005-2007).

William H. Park	Trustee	Since 2003	Vice Chairman, Commercial Industrial Finance Corp. (specialty	173	None
9/19/47			finance company) (since 2006). Formerly, President and
Chief Executive Officer, Prizm Capital Management, LLC
(investment management firm) (2002-2005).

Ronald A. Pearlman	Trustee	Since 2003	Professor of Law, Georgetown University Law Center.	173	None
7/10/40

Heidi L. Steiger	Trustee	Since 2007	Managing Partner, Topridge Associates LLC (global wealth	173	Director of Nuclear Electric Insurance Ltd.
7/8/53			management firm) (since 2008); Senior Adviser (since 2008),		(nuclear insurance provider) and Aviva USA
			President, (2005-2008), Lowenhaupt Global Advisors, LLC		(insurance provider)
(global wealth management firm). Formerly, President and
Contributing Editor, Worth Magazine (2004-2005). Formerly,
Executive Vice President and Global Head of Private Asset
Management (and various other positions), Neuberger Berman
(investment firm) (1986-2004).

Eaton Vance National Municipals Fund

MANAGEMENT AND ORGANIZATION CONT’D

		Term of		Number of Funds
	Position(s)	Office and		in Fund Complex
Name and	with the	Length of	Principal Occupation(s)	Overseen By
Date of Birth	Trust	Service	During Past Five Years	Trustee(1)	Other Directorships Held
Noninterested Trustees (continued)
Lynn A. Stout	Trustee	Since 1998	Paul Hastings Professor of Corporate and Securities Law	173	None
9/14/57			(since 2006) and Professor of Law (2001-2006), University
of California at Los Angeles School of Law.

Ralph F. Verni	Chairman of	Chairman of Board	Consultant and private investor.	173	None
1/26/43	Board and	since 2007 and Trustee
	Trustee	since 2005

Principal Officers who are not Trustees
Term of
		Position(s)	Office and
Name and		with the	Length of	Principal Occupation(s)
Date of Birth		Trust	Service	During Past Five Years
Robert B. MacIntosh		President	Since 2005	Vice President of EVM and BMR. Officer of 90 registered investment companies
1/22/57				managed by EVM or BMR.

William H. Ahern, Jr.		Vice President	Since 2004	Vice President of EVM and BMR. Officer of 75 registered investment companies
7/28/59				managed by EVM or BMR.

Craig R. Brandon		Vice President	Since 2004	Vice President of EVM and BMR. Officer of 44 registered investment companies
12/21/66				managed by EVM or BMR.

Cynthia J. Clemson		Vice President	Since 2004	Vice President of EVM and BMR. Officer of 90 registered investment companies
3/2/63				managed by EVM or BMR.

Thomas M. Metzold		Vice President	Since 2004	Vice President of EVM and BMR. Officer of 43 registered investment companies
8/3/58				managed by EVM or BMR.

Adam A. Weigold		Vice President	Since 2007	Vice President of EVM and BMR. Officer of 71 registered investment companies
3/22/75				managed by EVM or BMR.

Barbara E. Campbell		Treasurer	Since 2005	Vice President of EVM and BMR. Officer of 173 registered investment companies
6/19/57				managed by EVM or BMR.

Maureen A. Gemma		Secretary and Chief	Secretary since 2007 and	Vice President of EVM and BMR. Officer of 173 registered investment companies
5/24/60		Legal Officer	Chief Legal Officer	managed by EVM or BMR.
since 2008

Paul M. O’Neil		Chief	Since 2004	Vice President of EVM and BMR. Officer of 173 registered investment companies
7/11/53		Compliance Officer		managed by EVM or BMR.

(1)	Includes both master and feeder funds in a master-feeder structure.

The SAI for the Fund includes additional information about the Trustees and officers of the Fund and can be obtained without charge on Eaton Vance’s website at www.eatonvance.com or by calling 1-800-262-1122.

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Investment Adviser of Eaton Vance National Municipals Fund
Boston Management and Research

The Eaton Vance Building
255 State Street
Boston, MA 02109

Administrator of Eaton Vance National Municipals Fund
Eaton Vance Management

The Eaton Vance Building
255 State Street
Boston, MA 02109

Principal Underwriter
Eaton Vance Distributors, Inc.

The Eaton Vance Building
255 State Street
Boston, MA 02109
(617) 482-8260

Custodian
State Street Bank and Trust Company

200 Clarendon Street
Boston, MA 02116

Transfer Agent
PNC Global Investment Servicing

Attn: Eaton Vance Funds
P.O. Box 9653
Providence, RI 02940-9653
(800) 262-1122

Independent Registered Public Accounting Firm Deloitte & Touche LLP

200 Berkeley Street
Boston, MA 02116-5022

Eaton Vance Municipals Trust
The Eaton Vance Building
255 State Street
Boston, MA 02109

     This report must be preceded or accompanied by a current prospectus. Before investing, investors should consider carefully the Fund’s investment objective(s), risks, and charges and expenses. The Fund’s current prospectus contains this and other information about the Fund and is available through your financial advisor. Please read the prospectus carefully before you invest or send money. For further information please call 1-800-262-1122.

448-11/08	HMSRC